Exhibit 10.1

SETTLEMENT AGREEMENT
This Settlement Agreement (this "Agreement") is made as of August 26, 2018, by and among: (1) the Debtors;1 (2) the FE Non-Debtor Parties; (3) the Ad Hoc Noteholders Group; (4) the Bruce Mansfield Certificateholders Group; and (5) the Committee.
RECITALS
WHEREAS, on the Petition Date, the Debtors commenced voluntary chapter 11 cases under the Bankruptcy Code in the Bankruptcy Court, where they have been consolidated for procedural purposes and are captioned In re FirstEnergy Solutions Corp., et al., Case No. 18‑50757 (Bankr. N.D. Ohio) (the "Bankruptcy Cases");
WHEREAS, various allegations have been made regarding Causes of Action against the FE Non-Debtor Released Parties arising in connection with certain intercompany transactions and other matters relating to the conduct of the Debtors' prepetition and postpetition businesses or affairs with the FE Non-Debtor Released Parties;
WHEREAS, in connection with the investigation of such Causes of Action by the Debtors and certain of the other Parties, on March 30, 2018, certain of the Parties entered into the Standstill Agreement;
WHEREAS, on May 7, 2018, the Bankruptcy Court entered an order authorizing the Debtors to assume the Standstill Agreement;
WHEREAS, on April 23, 2018, FE Corp. announced that it had reached an agreement in principle with the Ad Hoc Noteholders Group and the Bruce Mansfield Certificateholders Group to resolve claims and Causes of Action between and among the Debtors, on the one hand, and the FE Non-Debtor Parties, on the other hand (the "Original Intercompany Settlement");
WHEREAS, notwithstanding the Original Intercompany Settlement, pursuant to the terms and conditions of the Standstill Agreement, the Debtors and the Committee continued their investigation of the various Causes of Action against the FE Non-Debtor Parties, including conducting document discovery and taking interviews from a number of persons employed by the Debtors and the FE Non-Debtor Parties;
WHEREAS, the FE Non-Debtor Parties vigorously deny (i) that any of the alleged Causes of Action have any merit; (ii) any wrongdoing or liability with respect to any Causes of Action that the Debtors, Ad Hoc Noteholders Group, the Bruce Mansfield Certificateholders

1 Capitalized terms used herein shall have the meanings given to them in Section 1.1 of this Agreement, or, if undefined in Section 1.1 of this Agreement, the Bankruptcy Code.

Group, the Committee, and/or any of the Debtors' creditors may or could assert against any of the FE Non‑Debtor Released Parties; and (iii) that they have committed any violation of law or contract, breached any fiduciary duties, acted in bad faith, or acted improperly in any way;
WHEREAS, the Parties believe it desirable to settle all outstanding disputes with respect to the claims and Causes of Action among the FE Non-Debtor Released Parties on the one hand and the Debtors, Ad Hoc Noteholders Group, the Bruce Mansfield Certificateholders Group, the Committee, and any and all of the Debtors' creditors on the other hand in order: (i) to avoid the substantial expense, burden and risk of protracted litigation; (ii) to fully and finally resolve any and all claims and Causes of Action against any of the FE Non-Debtor Released Parties that may or could be asserted with respect to the Causes of Action; (iii) to permit the Debtors to operate their businesses on a standalone basis and achieve certain restructuring goals; and (iv) that the Debtors may proceed to develop and confirm a plan of reorganization and emerge successfully from chapter 11;
WHEREAS, as a result of the foregoing, the Parties acknowledge that: (i) the obligations being incurred by the FE Non-Debtor Parties in settlement of claims and Causes of Action pursuant to this Agreement are substantial, essential, integral, and necessary to facilitate the Debtors' reorganization efforts, and will confer a material benefit on, and are in the best interests of, the Debtors, their estates, and all of the Debtors' creditors and other stakeholders; and (ii) the benefits provided by the FE Non-Debtor Parties hereunder are expressly not being paid or provided as any concession as to the validity of any Causes of Action against any of the FE Non-Debtor Parties or the FE Non-Debtor Released Parties;
WHEREAS, notwithstanding anything herein to the contrary, the Debtors have determined that the resolution of the Mansfield IT Claims set forth in the Mansfield Settlement is fair and reasonable and in the best interests of the Debtors' estates to the extent such resolution is incorporated into a broader restructuring agreement acceptable to the Debtors, including, without limitation, a chapter 11 plan for the Debtors that is supported by the Debtors, the Bruce Mansfield Certificateholders Group, and the Ad Hoc Noteholders Group;
WHEREAS, the Debtors have agreed that they shall engage in good faith negotiations with the Bruce Mansfield Certificateholders Group (i) with respect to the resolution of all issues relating to the Mansfield IT Claims and the Mansfield IT's interests Mansfield Unit 1 (other than the allowance of the Mansfield IT Claims), including without limitation, any issues related to operation of the Mansfield Plant and insurance proceeds from the January 2018 fire and (ii) concerning any FES Plans, and a related restructuring support agreement, that incorporate the treatment of the Mansfield IT Claims set forth in the Mansfield Settlement;
WHEREAS, the Debtors and the FE Non-Debtor Parties shall use commercially reasonable efforts to provide certain non-privileged documents that have been identified as the "priority documents" relating to the Mansfield IT Claims to the Committee by August 26, 2018, to assist the Committee in evaluating the reasonableness of the Mansfield Settlement; provided, however, that nothing herein shall prejudice the rights of the Committee or any other party to the Mansfield Protocol to seek production of documents in addition to the priority documents relating to the Mansfield IT Claims, in each case in accordance with the terms of the Mansfield Protocol (to the extent that the Mansfield Protocol applies to such Claims);
WHEREAS, the Bruce Mansfield Certificateholders Group's support for the settlement set forth herein is subject to and conditioned upon the ultimate implementation of the Mansfield Settlement.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby consent and agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1 General. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"2001 Indenture" means that certain Indenture, dated November 15, 2001, between FirstEnergy Corp. and The Bank of New York Mellon, as Trustee.
"2018 Tax Payment" means an amount to be paid by FE Corp. to the Debtors pursuant to the terms of the Tax Allocation Agreement with respect to the 2018 tax year, with such amount not to be less than the NOL Floor.
"2018 Tax Setoff" means the March 16, 2018 setoff by FE Corp. of certain amounts owed to certain Debtors pursuant to the Tax Allocation Agreement against the Money Pool Balance, in the amount of approximately $88 million.
"Ad Hoc Noteholders Group" means the members of the ad hoc group consisting of the holders of the majority in aggregate amount of (a) the PCN Claims and (b) the FES Notes Claims, who are Signatories hereto.
"Adjustment Amount" means, if there is a sale or deactivation of all or any portion of a nuclear or fossil plant, excluding the West Lorain Plant, prior to or on the Plan Effective Date, the amount, if any, of cash paid by the FE Non-Debtor Parties to, and received by, the Debtors, under the Tax Allocation Agreement to the extent such payment exceeds the amount that would have been paid to the Debtors under the Tax Allocation Agreement but for such sale or deactivation of all or any portion of the Debtors' nuclear or fossil plants, excluding the West Lorain Plant, prior to or on the Plan Effective Date, it being understood that no Adjustment Amount exists as of the date of this Agreement.

"Administrative Claim" means a Claim for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under section 364(c)(1), 503(b), 503(c), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, or the terms of this Agreement, including without limitation, Claims pursuant to section 503(b)(9) of the Bankruptcy Code for the value of goods received by the Debtors in the 20 days immediately prior to the Petition Date and sold to the Debtors in the ordinary course of the Debtors' business.
"Adverse Ruling" means an order or ruling of the Bankruptcy Court which (i) denies, or has the effect of denying, approval of the Plan Releases set forth in Section 6.3 of this Agreement or (ii) renders it unlikely, in the reasonable judgment of the FE Non-Debtor Parties or the Debtors (in consultation with Committee and the Supporting Parties), that the Plan Releases set forth in Section 6.3 of this Agreement will be approved by the Bankruptcy Court.
"AE Supply" means Allegheny Energy Supply Company LLC, an FE Non-Debtor Party.
"AE Supply/FES Note" means that certain Revolving Credit Note, dated June 29, 2016, by and among FES, as borrower, and AE Supply, as lender, as amended.
"Affiliate" means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct the management and policies of such Person, through the ownership of voting securities or other interests.
"Amended Separation Agreement" means the amendment of the Separation Agreement entered into between the Debtors, in consultation with the Supporting Parties and the Committee, and the FE Non-Debtor Parties on the Plan Effective Date.
"Amended SSA" means one agreement that amends and restates both the FES Shared Services Agreement and the FENOC Shared Services Agreement.
"Amended SSA Termination Date" means the earlier of (i) 30 days after receipt by the Debtors of a written notice of payment default under the Amended SSA if the Debtors have not cured such default before such date or (ii) June 30, 2020; provided, however, that the Debtors or Reorganized Debtors, as applicable, shall have the right to terminate the Amended SSA on 90 days' prior written notice to FESC.
"ATSI" means American Transmission Systems, Inc.
"Ballots" means the ballots for voting to accept or reject any FES Plan to be sent to those creditor classes entitled to vote on such an FES Plan.
"Bankruptcy Code" means title 11 of the United States Code, as applicable to the Bankruptcy Cases.

"Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Ohio.
"Bankruptcy Rules" means collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.
"BCIDA" means Beaver County Industrial Development Authority.
"Beneficial Ownership" means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Creditor Claims or the right to acquire such Creditor Claims.
"Bruce Mansfield Certificate Claims" means, collectively, Claims evidenced by, arising under or in connection with the Bruce Mansfield Certificates, the Bruce Mansfield Pass Through Trust Agreement or other agreements related thereto.
"Bruce Mansfield Certificateholders Group" means the members of the ad hoc group consisting of the majority of holders of the Bruce Mansfield Certificate Claims who are Signatories hereto.
"Bruce Mansfield Certificates" means those certain 6.85% pass through certificates issued under the Bruce Mansfield Pass Through Trust Agreement.
"Bruce Mansfield Pass Through Trust Agreement" means that certain Pass Through Trust Agreement, dated as of June 26, 2007, among FG, FES and the Mansfield IT (not in its individual capacity, but solely as Pass Through Trustee for the Bruce Mansfield Unit 1 2007 Pass Through Trust), as the same has been or may be subsequently modified, amended, supplemented, or otherwise revised from time to time, and together with all instruments, documents, and agreements related thereto.
"Business Separation Committee" means a committee comprised of three representatives of the Debtors and three representatives of the FE Non-Debtor Parties, which, for the avoidance of doubt, may include advisors to the applicable Parties.
"Cause of Action" means, without limitation, any and all actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of set-off, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, claims (including, but not limited to, claims arising under theories of substantive consolidation, alter-ego and piercing the corporate veil and claims under chapter 5 of the Bankruptcy Code as well as any claims or rights created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Bankruptcy Cases), counterclaims, cross-claims, affirmative defenses, and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or arising prior to the Settlement Effective Date (in the case of the Party Releases) or the Plan Effective Date (in the case of any releases granted under an FES Plan), in contract or in tort, in law, in equity, or otherwise in any court, tribunal, forum or proceeding, under any local, state, federal, foreign, statutory, regulatory, or other law or rule, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Bankruptcy Cases, including through the Settlement Effective Date (in the case of the Party Releases) or the Plan Effective Date (in the case of any releases granted under an FES Plan).
"Certain Employee Related Obligations" means the employee related obligations described in Section 2.2(a) of this Agreement.
"Class A Fundamental Default" means the FE Non-Debtor Parties': (a) failure to pay the Settlement Cash when due pursuant to Section 2.1 of this Agreement; (b) failure to issue the New FE Notes when due or to make the Upfront Payment when due pursuant to the terms and conditions set forth in Section 2.4 of this Agreement; or (c) taking of the Worthless Stock Deduction in violation of Section 2.3(a)(iii) of this Agreement.
"Class B Fundamental Default" means the FE Non-Debtor Parties': (a) failure to make any quarterly payment under the Tax Allocation Agreement, calculated consistent with historical practices pursuant to the Tax Allocation Agreement, including any payment related to the reversal of the 2018 Tax Setoff, or any payment related to the filing of the federal tax return for the tax year 2018 under the Tax Allocation Agreement when obligated for the tax year 2018, and any future tax year, if any, during which a Debtor (or its income and losses) is included on the FE Consolidated Tax Group tax return; (b) failure to substantially perform under the Amended SSA; (c) failure to transfer the rights, title, and interests in the Pleasants Power Plant and related assets to the Debtors' estates due to the FE Non-Debtor Parties' breach of the Pleasants Purchase Agreement, as described in Section 3.1 of this Agreement (including the transfer of the beneficial ownership of the Pleasants Power Plant on the Pleasants Transfer Date through a lease, cost-based power purchase agreement, or other mutually agreed upon arrangement); or (d) the failure to make any payment pursuant to Section 2.2(a) of this Agreement related to the Certain Employee Related Obligations, which failure is in the aggregate amount of $10 million or more.
"Claim" has the meaning given to it in section 101(5) of the Bankruptcy Code.
"COBRA" means Section 4980B of the Internal Revenue Code of 1986 and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974.
"COBRA Costs" means any costs (other than any indirect costs relating to Human Resources management services pursuant to the Amended SSA) borne by the FE Non-Debtor Parties for compliance with COBRA under any group health plan of the FE Non-Debtor Parties related to a Debtors' Current Employee or a Debtors' Former Employee or a dependent of either such person.
"Committee" means the Official Committee of Unsecured Creditors appointed in the Bankruptcy Cases on April 11, 2018, as it may be constituted from time to time.
"Condition Failure Scenario" means the failure to satisfy the conditions set forth in Sections 10.2(b) through (e) of this Agreement.

"Confirmation Order" means an order of the Bankruptcy Court confirming one or more of the FES Plans.
"Creditor Claims" means, collectively, the: (a) Bruce Mansfield Certificate Claims; (b) FES Notes Claims; and (c) PCN Claims.
"Cure Notice" means the written notice of a breaching Party's proposed cure to any alleged default listed in a Default Notice, delivered pursuant to the Dispute Resolution Procedures.
"Cure Period" means, other than in respect to a Fundamental Default, 30 days.
"Debtors" means, collectively, FES, each of its direct and indirect debtor subsidiaries and FENOC.
"Debtors' Current Employees" means, collectively, any employee that is assigned to a Debtor company code in the SAP System of Record as of the Plan Effective Date. For the avoidance of doubt, no employee that is assigned to an FE Non-Debtor Party's company code in the SAP System of Record as of the Plan Effective Date shall be considered a Debtors' Current Employee.
"Debtors' Former Employees" means, collectively, any former employee that was assigned to a Debtor company code in the SAP System of Record prior to but not as of the Plan Effective Date, provided, however, that a person shall not be considered a Debtors' Former Employee if, as of the Plan Effective Date, he or she is assigned to a Debtor or FE Non-Debtor company code in the SAP System of Record, and, provided, further, however, that a person shall only be a Debtors' Former Employee if prior to the Plan Effective Date his or her last assignment of company code in the SAP System of Record was with a Debtor.
"Debtors' Retirees" means, collectively, any of the Debtors' Former Employees who, as of the Settlement Effective Date, has terminated employment from a Debtor after satisfying the age and service requirements for retirement under the applicable employee benefit plan.
"Default Notice" means the written notice of alleged default, including a Fundamental Default, delivered to a Party alleged to be in default of this Agreement pursuant to the Dispute Resolution Procedures.
"Deferred Compensation Claims" means claims related to the participation of the Debtors' Current Employees and Debtors' Former Employees in the Deferred Compensation Plans.
"Deferred Compensation Plans" means, collectively, the: (a) FirstEnergy Corp. Amended and Restated Executive Deferred Compensation Plan, effective as of November 1, 2015 (including with respect to the supplemental pension benefit set forth therein, i.e., the non-qualified pension benefit); (b) FirstEnergy Corp. Supplemental Executive Retirement Plan, amended and restated as of January 1, 2005 and further amended December 31, 2010, as amended by Amendment No. 1 effective as of January 1, 2012; and (c) FirstEnergy Corp. Cash Balance Restoration Plan, effective as of January 1, 2014.
"Disclosure Statement" means a disclosure statement to be filed with the Bankruptcy Court in connection with one or more of the FES Plans, as such may be amended from time to time.
"Disclosure Statement Order" means an order of the Bankruptcy Court approving one or more Disclosure Statements and the various procedures in connection with solicitation of votes with respect to one or more of the FES Plans.
"Dispute Resolution Procedures" mean the procedures set forth in Article XII of this Agreement.
"Distributed New FE Notes" means any New FE Notes that are to be distributed directly or indirectly to creditors of the Debtors pursuant to the FES Plans.
"DTC" means The Depository Trust Company.
"Eastlake Facility" means that certain closed facility located at 10 Erie Rd, Eastlake, OH 44095.
"Effluent Limit Guidelines" means the national regulatory standards for wastewater discharged to surface waters and municipal sewage treatment plants issued by the United States Environmental Protection Agency.
"Employee Related Claims" means all Claims against the Debtors or the Reorganized Debtors with respect to the Certain Employee Related Obligations, the VERO (to the extent such Claims are to be borne by FE Corp. as provided in Section 2.2(b) of this Agreement), the Pension Bridge, the Health Care Runoff Costs, the COBRA Costs, the Welfare and Benefits Plan Administration Costs, and the Miscellaneous Employee Benefits Programs Costs.
"Execution" means the point in time at which this Agreement has been duly executed by one of the Signatories.
"Existing FE Notes" means FE Corp.'s 2.85% senior notes Series A, due 2022, of which $500,000,000 aggregate principal amount is issued and outstanding as of the date hereof.
"FE Aircraft" means FE Aircraft Leasing Corp., a Debtor.
"FE Consolidated Tax Group" means, until the tax year immediately following the Plan Effective Date, the FE Non-Debtor Parties and the Debtors, collectively.
"FE Corp." means FirstEnergy Corp., an FE Non-Debtor Party and the ultimate parent of each of the Debtors.

"FE Non-Debtor Parties" means, collectively, the Debtors' non-Debtor Affiliates, including FE Corp.
"FE Non-Debtor Released Parties" means, collectively, the FE Non-Debtor Parties and each of their respective current and former officers, directors, members, shareholders, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective officers, directors, employees, members and professionals), each solely in their capacity as such.
"FE/FES Revolver" means that certain $700 million Credit Agreement, dated December 6, 2016, by and among FE Corp. as lender, FES as borrower, and FG and NG as guarantors, as the same has been or may be subsequently modified, amended, supplemented, or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto.
"FENOC" means FirstEnergy Nuclear Operating Company, a Debtor.
"FENOC Shared Services Agreement" means that certain Service Agreement, dated June 1, 2003, by and among FESC, FENOC and GPU Nuclear, Inc. as the same has been or may be subsequently modified, amended, supplemented, or otherwise revised from time to time, and together with all instruments, documents, and agreements related thereto.
"FES" means FirstEnergy Solutions Corp., a Debtor.
"FES Notes" means, collectively, those certain: (a) 6.05% senior notes; and (b) 6.80% senior notes issued under the FES Notes Indenture.
"FES Notes Claims" means, collectively, any Claims evidenced by, arising under, or in connection with the FES Notes Indenture, the FES Notes, or other agreements related thereto.
"FES Notes Indenture" means that certain Indenture, dated as of August 1, 2009, and the First Supplemental Indenture thereto, dated as of August 1, 2009, between FES and the FES Notes IT, as the same has been or may be subsequently modified, amended, supplemented, or otherwise revised from time to time, and together with all instruments, documents, and agreements related thereto.
"FES Notes IT" means The Bank of New York Mellon Trust Company, N.A., in its capacity as trustee under the FES Notes Indenture.
"FES Plan" means any plan or joint chapter 11 plan of reorganization, or any plan or joint chapter 11 liquidating plan, for any Debtor or group of Debtors, filed in the Bankruptcy Cases in a form acceptable to each of the Parties, each in their own discretion, and consistent in all respects with the terms of this Agreement. For the avoidance of doubt, nothing in this Agreement precludes the Debtors from filing a single joint chapter 11 plan of reorganization or a joint chapter 11 liquidating plan.

"FES Plan Documents" means, collectively, any Disclosure Statement, any FES Plans, the Ballots, any Disclosure Statement Order, any Confirmation Orders and related notices, and any and all other materials provided to creditors, equity security holders or other parties in interest, or filed with the Bankruptcy Court, in the Bankruptcy Cases in connection with the confirmation of one or more FES Plans.
"FES Shared Services Agreement" means that certain Service Agreement, dated April 25, 2011, by and among FESC, FES, FG on behalf of itself and its subsidiaries, and NG, as the same has been or may be subsequently modified, amended, supplemented, or otherwise revised from time to time, and together with all instruments, documents, and agreements related thereto.
"FES Tax Overpayment" means any overpayment that may have been made to certain of the Debtors by FE Corp. pursuant to the Tax Allocation Agreement for the tax year 2017.
"FESC" means FirstEnergy Service Company, an FE Non-Debtor Party.
"FG" means FirstEnergy Generation, LLC, a Debtor.
"FG Mortgage" means that certain Open-End Mortgage, General Mortgage Indenture and Deed of Trust, dated as of June 19, 2008, as amended and supplemented, by and between FG and UMB Bank, National Association, as successor trustee, under which FG's FMBs are issued and outstanding, including but not limited to $250 million of FMBs supporting the FE/FES Revolver.
"Final Order" means an order or judgment of the relevant court of competent jurisdiction as entered on the docket in the relevant cases that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought; provided, that the possibility that a motion under section 502(j) of the Bankruptcy Code or Bankruptcy Rule 9024, may be (but has not been) filed relating to such order or judgment shall not prevent such order or judgement from being a Final Order.
"FMB" means a first mortgage bond.
"Functional Groups" shall be defined and identified in the Amended SSA and shall include mutually agreed upon groupings of services (e.g., Treasury, Tax, Recruiting, Mobile Maintenance) which may include both direct and indirect billing functions.
"Fundamental Default" means either a Class A Fundamental Default or a Class B Fundamental Default.
"Governmental Entity" means any nation or government, any state, municipality, or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, or court, whether domestic, foreign, or multinational, exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government and any official thereof.
"Health Care Plans" means the medical and prescription drug benefits provided under the FirstEnergy Corp. Health Care Plan, FirstEnergy Prescription Drug Plan, and any similar plans sponsored by FE Corp.
"Health Care Runoff Costs" means any amounts for incurred but not reported claims or other costs related to participation in the Health Care Plans by a Debtors' Current Employee or a Debtors' Former Employee or a dependent of either such person incurred up to and including the date that the Debtors cease participation in the Health Care Plans.
"Hollow Rock" means that certain residual waste landfill plant located in Stratton, Ohio that services the W.H. Sammis Facility.
"Intercompany Protocol" means that certain Intercompany Protocol attached as Exhibit A to the Standstill Agreement.
"July 2018 Letter Agreement" means that certain letter agreement, dated July 12, 2018, by and among FESC, FE Corp., and FES regarding the sale of the Retail Book Assets.
"Limited Retiree Medical Claims" means claims for Retiree Medical Subsidies payable on behalf of the Debtors' Retirees under the Health Care Plans.
"Limited Union Medical Claims" means claims for any retiree medical or prescription drug benefits or premium subsidies payable on behalf of (a) the Debtors' Retirees under the collective bargaining agreements as in effect as of the Settlement Effective Date: (i) between FENOC and the International Brotherhood of Electric Workers, Local Union 29; or (ii) among Cleveland Electric Illuminating Company, FESC, FENOC, FG, and Utility Workers Union of America, AFL-CIO, Local Union 270 and (b) for clarity, solely with respect to the collective bargaining agreement as in effect as of the Settlement Effective Date between FENOC and the International Brotherhood of Electric Workers, Local Union 29, the eleven additional retirees who the Debtors believe are eligible for such benefits as of August 26, 2018, but, as of such date, have not made the election to receive such benefits under the applicable union plan, in the event that in the future such Debtors' Former Employees make the election to receive such benefits.
"LTIP" means that certain Long-Term Incentive Program administered by FE Corp., solely for the restricted stock unit awards granted in March 2016 that vest in March 2019.
"LTIP Claims" means Claims related to the participation of the Debtors' Current Employees and the Debtors' Former Employees in the LTIP.
"Mansfield Adversary Proceeding" means an adversary proceeding subject to the terms of the PSA and the Mansfield Protocol, regarding the amount and nature of allowed prepetition Claims of any party to the Mansfield Protocol concerning the Mansfield Facility Agreements or arising out of the rejection of the Mansfield Facility Agreements and any security or other interests connected therewith.
"Mansfield Facility Agreements" means those certain Facility Leases with Mansfield 2007 Trusts A-F relating to an undivided interest in 93.825% of Unit 1 of the Mansfield Plant.
"Mansfield IT" means Wilmington Savings Fund Society, FSB (not in its individual capacity, but solely as Pass Through Trustee for the Bruce Mansfield Unit 1 2007 Pass Through Trust and Lease Indenture Trustee in connection with the Mansfield Facility Agreements).
"Mansfield IT Claims" means any and all Claims that may or could be asserted by the Mansfield IT related to the Mansfield Plant.
"Mansfield Plant" means that certain 2,490 megawatt coal power plant located in Shippingport, Pennsylvania
"Mansfield Protocol" means that certain Joint Stipulation Concerning Rejection of Rejected Operative Documents, Schedule and Protocol for Determination of Claims of Mansfield Parties, and Other Matters Related to Bruce Mansfield Unit 1 attached as Exhibit C to the PSA as amended, modified, and/or supplemented from time to time.
"Mansfield Settlement" means that certain settlement agreement, by and among the Bruce Mansfield Certificateholders Group and the Ad Hoc Noteholders Group, a copy of which is attached hereto as Exhibit A.
"Mansfield Unit 1" means unit 1 at the Mansfield Plant.
"McElroy's Run Impoundment" means that certain coal ash disposal site associated with the Pleasants Power Plant, located near Willow Island, West Virginia.
"Miscellaneous Employee Benefit Programs" means the following FE Corp. programs: (i) the Adoption Assistance Program; (ii) the FirstEnergy Employee Educational Assistance Plan; (iii) the Healthy Living Wellness Program; and (iv) the Work/Life Employee Assistance Program.
"Miscellaneous Employee Benefits Programs Costs" means costs (other than any indirect costs relating to Human Resources management services pursuant to the Amended SSA) relating to a Miscellaneous Employee Benefit Program from and after the date that the Debtors cease to participate in any such program with respect to the Debtors' Current Employees or the Debtors' Former Employees, including any then unpaid amounts relating to the period up to and including the date that the Debtors ceased participation in the applicable Miscellaneous Employee Benefits Program.
"Money Pool Balance" means the Debtors' liability as of the Petition Date, as adjusted by the transactions contemplated by Section 2.3 of this Agreement, under the Non-Utility Money Pool Agreement.

"New FE Notes" means the senior notes due on the New FE Notes Maturity Date to be issued by FE Corp. on the Plan Effective Date.
"New FE Notes Maturity Date" means December 31, 2022.
"NG" means FirstEnergy Nuclear Generation, LLC, a Debtor.
"NOL" means net operating loss as computed under principals of federal income tax laws and regulations and not generally accepted accounting principals.
"NOL Floor" means a cash payment of $66 million under the Tax Allocation Agreement for tax year 2018.
"Non-Distributed New FE Notes" means any New FE Notes that are not to be distributed to creditors of the Debtors pursuant to the FES Plans, provided that, for the avoidance of doubt, (i) such New FE Notes may be distributed to the Debtors pursuant to the FES Plans and (ii) Non- Distributed New FE Notes do not include any New FE Notes that are ultimately distributed in a transaction or transactions that are exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code.
"Non-Utility Money Pool Agreement" means that certain Fifth Amended and Restated Non-Utility Money Pool Agreement, dated as of December 19, 2013 as the same has been or may be subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents, and agreements related thereto.
"North Park Facility" means that certain coal ash impoundment that serves, among others, the Eastlake Facility.
"North Park Permit" means that certain water permit necessary to operate the North Park Facility.
"Norton" means Norton Energy Storage L.L.C., a Debtor.
"Notice of Reduction" means a written notice delivered by the Debtors to FESC, pursuant to Section 2.5(c) of this Agreement, informing FESC of the Debtors' decision to reduce the levels of services provided for under the Amended SSA.
"OE" means Ohio Edison Company, an FE Non-Debtor Party.
"OAQDA" means the Ohio Air Quality Development Authority.
"OWDA" means Ohio Water Development Authority.
"Party" or "Parties" means the Signatories to this Agreement.
"Party Releases" means the releases provided to the FE Non-Debtor Parties pursuant to Section 6.1 of this Agreement.

"PCNs" means, collectively, the following series of notes supporting the pollution control revenue bonds that were issued under the PCN Loan Agreements: (a) the 2.7% pollution control notes due April 1, 2035 issued by NG; (b) the 5.625% pollution control notes due June 1, 2018 issued by FG; (c) the 3.125% pollution control notes due July 1, 2033 issued by NG; (d) the 3.125% pollution control notes due January 1, 2034 issued by NG; (e) the 3.75% pollution control notes due December 1, 2023 issued by FG; (f) the 2.55% pollution control notes due November 1, 2041 issued by FG; (g) the 3.10% pollution control notes due March 1, 2023 issued by FG; (h) the 3.0% pollution control notes due May 15, 2019 issued by FG; (i) the 4.0% pollution control notes due June 1, 2033 issued by NG; (j) the 4.0% pollution control notes due December 1, 2033 issued by NG; (k) the 3.625% pollution control notes due October 1, 2033 issued by NG; (l) the 3.625% pollution control notes due October 1, 2033 issued by NG; (m) the 3.95% pollution control notes due November 1, 2032 issued by NG; (n) the 3.95% pollution control notes due November 1, 2032 issued by NG; (o) the 3.75% pollution control notes due June 1, 2033 issued by NG; (p) the 3.625% pollution control notes due December 1, 2033 issued by NG; (q) the 3.5% pollution control notes due December 1, 2035 issued by NG; (r) the 3.50% pollution control notes due April 1, 2041 issued by FG; (s) the 3.75% pollution control notes due July 1, 2033 issued by NG; (t) the 3.75% pollution control notes due December 1, 2040 issued by FG; (u) the 5.7% pollution control notes due August 1, 2020 issued by FG; (v) the 4.25% pollution control notes due October 1, 2047 issued by FG; (w) the 4.5% pollution control notes due June 1, 2028 issued by FG; (x) the 4.5% pollution control notes due 6/1/28 issued by FG; (y) the 4.0% pollution control notes due January 1, 2034 issued by NG; (z) the 4.0% pollution control notes due January 1, 2035 issued by NG; (aa) the 4.25% pollution control notes due August 1, 2029 issued by FG; (bb) the 4.375% pollution control notes due June 1, 2033 ($54.6 million in principal) issued by NG; (cc) the 4.375% pollution control notes due June 1, 2033 ($62.5 million in principal) issued by NG; (dd) the 4.375% pollution control notes due June 1, 2033 ($107.5 million in principal) issued by NG; and (ee) the 4.375% pollution control notes due January 1, 2035 issued by NG.
"PCN Claims" means, collectively, any Claims evidenced by, arising under or in connection with the PCN Loan Agreements, the PCNs or other agreements related thereto.
"PCN Loan Agreements" mean, collectively, as they may have been subsequently amended, those certain: (a) Air Quality Facilities Loan Agreement, dated as of December 1, 2006, between the OAQDA and FG, relating to $234.5 million of PCNs due 2023; (b) Exempt Facilities Loan Agreement, dated as of November 1, 2006, between PEDFA and FG, relating to $26 million of PCNs due 2041; (c) Exempt Facilities Loan Agreement, dated as of December 1, 2005, between PEDFA and FG, relating to $43 million of PCNs due 2040; (d) Exempt Facilities Loan Agreement, dated as of July 1, 2002, as amended, between PEDFA and FG, relating to $15 million of PCNs due 2028 and certain related FMBs issued and outstanding under the FG Mortgage; (e) Pollution Control Facilities Loan Agreement, dated as of November 1, 2008, as amended, between the BCIDA and FG, relating to $25 million of PCNs due 2028 and certain related FMBs issued and outstanding under the FG Mortgage; (f) Waste Water Facilities Loan Agreement, dated as of April 1, 2006, between the OWDA and FG, relating to $90.1 million of PCNs due 2019; (g) Pollution Control Facilities Loan Agreement, dated as of September 1, 2008, between BCIDA and FG, relating to $46.3 million of PCNs due 2047 and certain related FMBs issued and outstanding under the FG Mortgage; (h) Pollution Control Facilities Loan Agreement, dated as of April 1, 2006 between BCIDA and FG, relating to $56.6 million of PCNs due 2041; (i) Air Quality Facilities Loan Agreement, dated as of August 1, 2009, between OAQDA and FG, relating to $177 million of PCNs due 2020; (j) Waste Water Facilities and Solid Waste Facilities Loan Agreement, dated as of November 15, 2010, between OWDA and NG, relating to $54.6 million of PCNs due 2033; (k) Air Quality Facilities Loan Agreement, dated as of June 1, 2009, between OAQDA and FG, relating to $100 million of PCNs due 2029 and certain related FMBs issued and outstanding under the FG Mortgage; (l) Air Quality Facilities Loan Agreement dated as of June 1, 2009, between OAQDA and FG, relating to $141.3 million of PCNs due 2018 and certain related FMBs issued and outstanding under the FG Mortgage; (m) Pollution Control Facilities Loan Agreement, dated as of December 1, 2005, between BCIDA and NG, relating to $72.7 million of PCNs due 2035; (n) Air Quality Facilities Loan Agreement, dated as of December 1, 2005, between OAQDA and NG, relating to $7.2 million of PCNs due 2034; (o) Air Quality Facilities Loan Agreement, dated as of November 1, 2008, between OAQDA and NG, relating to $23 million of PCNs due 2032; (p) Air Quality Facilities Loan Agreement, dated as of September 15, 2010, between OAQDA and NG, relating to $8 million of PCNs due 2033; (q) Waste Water Facilities and Solid Waste Facilities Loan Agreement, dated as of December 1, 2005, between OWDA and NG, relating to $82.8 million of PCNs due 2034; (r) Waste Water Facilities and Solid Waste Facilities Loan Agreement, dated as of November 1, 2008, between OWDA and NG, relating to $33 million of PCNs due 2032; (s) Waste Water Facilities and Solid Waste Facilities Loan Agreement, dated as of September 15, 2010, between OWDA and NG, relating to $99.1 million of PCNs due 2033; (t) Waste Water Facilities and Solid Waste Facilities Loan Agreement, dated as of June 1, 2009, between OWDA and NG, relating to $107.5 million of PCNs due 2033 and certain related FMBs issued and outstanding under the NG Mortgage (as defined below); (u) Pollution Control Facilities Loan Agreement, dated as of December 1, 2006, between BCIDA and NG, relating to $164 million of PCNs due 2035; (v) Pollution Control Facilities Loan Agreement, dated as of June 1, 2008, between OAQDA and FG, relating to $50 million of PCNs due 2023; (w) Air Quality Facilities Loan Agreement, dated as of April 1, 2009, between OAQDA and NG, relating to $62.5 million of PCNs due 2033; (x) Pollution Control Facilities Loan Agreement, dated as of April 1, 2006, between BCIDA and NG, relating to $60 million of PCNs due 2035; (y) Pollution Control Facilities Loan Agreement, dated as of June 1, 2008, between BCIDA and NG, relating to $98.9 million of PCNs due 2035; (z) Air Quality Facilities Loan Agreement, dated as of September 1, 2008, between OAQDA and NG, relating to $9.1 million of PCNs due 2033; (aa) Waste Water Facilities and Solid Waste Facilities Loan Agreement, dated September 1, 2008, between OWDA and NG, relating to $20.45 million of PCNs due 2033; (bb) Air Quality Facilities Loan Agreement, dated as of December 1, 2006, between OAQDA and NG, relating to $15.5 million of PCNs due 2033; (cc) Air Quality Facilities Loan Agreement, dated as of November 15, 2010, between OAQDA and NG, relating to $26 million of PCNs due 2033; (dd) Waste Water Facilities and Solid Waste Facilities Loan Agreement, dated as of November 15, 2010, between OWDA and NG relating to $46.5 million of PCNs due 2033; and (ee) Waste Water Facilities and Solid Waste Facilities Loan Agreement, between OWDA and NG, relating to $135.55 million of PCNs due 2033.
"PEDFA" means the Pennsylvania Economic Development Financing Authority.

"Pension Bridge" means the terms of section B6.5 of the Pension Plan as in effect on the Settlement Effective Date, and as may be amended in the future as contemplated by Section 2.2 of this Agreement, under which an eligible participant who (i) is at least age 50, but not yet age 55, and is credited with at least 10 years of service, at the time of termination of employment, (ii) is terminated because the assets in his or her business unit are sold on or before December 31, 2020 after giving effect to the amendment contemplated by Section 2.2(c) of this Agreement, and (iii) remains employed by the buyer until the participant reaches age 55 or has an earlier qualifying termination of employment, will be eligible to elect to receive early retirement benefits under the Pension Plan as if the participant had remained employed by a participating employer under the Pension Plan until reaching age 55.
"Pension Plan" means the tax-qualified FirstEnergy Corp. Master Pension Plan.
"Pension Plan Claims" means claims arising from or related to the Pension Plan.
"Permitted Transfer" means a Transfer that meets one of the following requirements: (a) the intended transferee is another Supporting Party; or (ii) the Transfer is accompanied by the execution of a Transfer Agreement prior to, or concurrently with, the closing of such Transfer and the transferor provides the fully executed Transfer Agreement to counsel to each Party prior to or concurrently with the closing of such Transfer.
"Permitted Transferee" means a Person who may be the transferee in a Permitted Transfer.
"Person" means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
"Petition Date" means March 31, 2018.
"Plan Effective Date" means, for the purposes of this Agreement, the earliest date on which (i) an FES Plan for each Debtor has become effective in accordance with its terms and (ii) all of the conditions to effectiveness set forth in Section 10.2 of this Agreement have been satisfied or waived in writing by the applicable Parties in accordance with Section 10.3 of this Agreement. If an FES Plan for at least one, but not all, of the Debtors has become effective in accordance with its own terms, the FE Non-Debtor Parties may, in their sole discretion, declare that, solely for the purposes of this Agreement, the Plan Effective Date has occurred.
"Plan Effective Date Notice" means the written notice of the proposed Plan Effective Date that must be delivered in writing by the Debtors to the FE Non-Debtor Parties in accordance with the provisions of Section 2.4 of this Agreement.
"Plan Effective Date Insufficiency Notice" means written notice by the FE Non-Debtor Parties to the other Parties of their belief that any condition of Section 10.2 of this Agreement will not be met by the proposed Plan Effective Date listed in the Plan Effective Date Notice.

"Pleasants Closing Date" means the date on which the Pleasants Power Plant is transferred to the Pleasants Purchaser following the satisfaction of the applicable conditions (or waiver by the party entitled to waive such conditions) to the transfer of ownership of the Pleasants Power Plant to the Pleasants Purchaser set forth in the Pleasants Purchase Agreement.
"Pleasants Outage" means the scheduled November 2018 outage for the Pleasants Power Plant, which outage shall be performed in accordance with merchant generator practice and consistent with past practice.
"Pleasants Power Plant" means the 1,300 megawatt power plant located in Willow Island, West Virginia and currently owned by AE Supply.
"Pleasants Purchase Agreement" means that certain Asset Purchase Agreement, to be executed prior to the Plan Effective Date, among AE Supply, as seller, and the Pleasants Purchaser, as buyer for the Pleasants Power Plant, which agreement shall otherwise be reasonably acceptable to the Parties.
"Pleasants Purchaser" means the entity designated by the Debtors to be the buyer under the Pleasants Purchase Agreement. The Pleasants Purchaser shall either be a: (a) Debtor; (b) Reorganized Debtor; (c) newly created special purpose entity, 100% of the equity of which shall be owned by one or more of the Debtors or the Reorganized Debtors or (d) a third-party purchaser designated by the Debtors, with the consent of the Committee and the Supporting Parties, such consent not to be unreasonably withheld.
"Pleasants Transfer Date" means January 1, 2019, or an earlier date as may be agreed to between the Debtors and AE Supply in the Pleasants Purchase Agreement, subject to approval by any required state or federal governmental entity.
"PSA" means that certain Process Support Agreement, by and among the Debtors and certain creditor and stakeholder parties signatory thereto, dated as of March 30, 2018 (including all exhibits and schedules attached thereto), as the same has been or may be subsequently modified, amended, or supplemented from time to time.
"Qualified Marketmaker" means a Person that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims of the Debtors (or enter with customers into long and short positions in Claims against the Debtors), in its capacity as a dealer or market maker in Claims against the Debtors and (b) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).
"Rail Claim Settlement" means that certain Settlement Agreement, dated May 1, 2017, by and among FE Corp., FG, BNSF Railway Company and CSX Transportation Inc.
"Registration Default" means the failure of FE Corp. to satisfy at least one of the following requirements:

(a)    complete the initial distribution of all of the Distributed New FE Notes on the Plan Effective Date in a transaction or transactions that are exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code in accordance with Section 2.4(e)(ii)(A), pursuant to a valid Registration Statement in accordance with Section 2.4(e)(ii)(B) or pursuant to a valid resale shelf Registration Statement in accordance with Section 2.4(e)(ii)(C);
(b)    (1) file a resale shelf Registration Statement in accordance with Section 2.4(e)(ii)(C) and keep such resale shelf Registration Statement continuously effective, supplemented and amended in accordance with Section 2.4(e)(iii), and (2) comply with all of its obligations under Section 2.4(f); or
(c)    (1) complete an A/B exchange in accordance with Section 2.4(e)(ii)(D), and (2) comply with all of its obligations under Section 2.4(f).
"Registration Statement" means a registration statement of FE Corp., filed with the SEC pursuant to the Securities Act.
"Reorganized Debtors" means the Debtors on and after the Plan Effective Date.
"Requisite Certificateholders" means the holders of a majority of the Bruce Mansfield Certificate Claims.
"Requisite Noteholders" means, collectively, the holders of the majority in aggregate amount of (a) the PCN Claims and (b) the FES Notes Claims.
"Retail Book Assets" means the assets being sold pursuant the Motion of Debtors Pursuant to 11 U.S.C. §§ 105, 363, 364, 365, and 503 and Fed R. Bankr. P. 2002, 6004, and 6006 for Entry of (I) Order Approving (A) Bid Procedures, (B) Procedures for Assumption and Assignment of Certain Executory Contracts and Related Notices, (C) Notice of Auction and Sale Hearing, and (D) Related Relief and (II) Order (A) Approving the Sale of the Debtors' Retail Power Sales Assets Free and Clear of Liens, Claims, Encumbrances and other Interest, (B) Approving Assumption and Assignment of Certain Executory Contracts, and (C) Granting Related Relief, filed on the docket of the Bankruptcy Cases at Docket No. 908.
"Retiree Group Life Insurance Claims" means claims of the Debtors' Retirees participating in the Retiree Group Life Insurance Plan as of the Settlement Effective Date, or any of the Debtors' Former Employees who, on or prior to the Plan Effective Date, has terminated employment from a Debtor after satisfying the age and service requirements, if any, under the Retiree Group Life Insurance Plan, or of the surviving beneficiaries of such retirees, for benefits payable under the Retiree Group Life Insurance Plan.
"Retiree Group Life Insurance Plan" means the FirstEnergy Corp. Group Life Insurance Plan (or similar predecessor plans).

"Retiree Medical Subsidies" means retiree medical and prescription drug benefits or premium subsidies, including opt out payments, but only to the extent that such obligations are specifically provided for under a Health Care Plan.
"SAP System of Record" means the Systems, Applications and Products in Data Processing system maintained and controlled by FESC.
"SEC" means the Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended, codified at 15 U.S.C. § 77a et seq.
"Separation Agreement" means the agreement, the terms of which are partially described in Section 5.1 of this Agreement, that will be executed among the Debtors and the applicable FE Non-Debtor Parties in form and substance reasonably acceptable to the FE Non-Debtor Parties and the Debtors. The Debtors will consult with the Supporting Parties and the Committee regarding the terms of the Separation Agreement.
"Settlement Approval Order" means an order of the Bankruptcy Court, in form and substance acceptable to the FE Non-Debtor Parties in their sole discretion and reasonably acceptable to the other Parties approving the Settlement Motion, the terms of this Agreement and granting related relief. A form Settlement Approval Order is attached hereto as Exhibit B.
"Settlement Cash" means the cash settlement payment described in Section 2.1 of this Agreement in an amount equal to $225 million, which amount shall not be subject to any setoff or reduction.
"Settlement Effective Date" means the earliest date on which all of the conditions to effectiveness set forth in Section 10.1 of this Agreement have been satisfied.
"Settlement Motion" means a motion for approval of this Agreement, under, among others, Bankruptcy Rule 9019 and sections 105, 363, 365, and 502 of the Bankruptcy Code, in form and substance acceptable to the FE Non-Debtor Parties and reasonably acceptable to the other Parties.
"Shared Services Agreements" means, collectively, the FES Shared Services Agreement and the FENOC Shared Services Agreement.
"Signatory" means any Party who Executes this Agreement.
"Standstill Agreement" means that certain Standstill Agreement by and among the Debtors, the FE Non-Debtor Parties and certain creditor parties, dated as of March 30, 2018, (including all exhibits and schedules attached thereto) as it may be amended or supplemented from time to time, the assumption of which was approved by the Bankruptcy Court on May 9, 2018.

"Supporting Parties" means, collectively: (a) the Ad Hoc Noteholders Group and (b) the Bruce Mansfield Certificateholders Group.
"Suspension Period" means any period contemplated by Section 2.4(e) of this Agreement during which FE Corp. may defer the filing of, or suspend the use of, any Registration Statement required to be filed by this Agreement.
"Tax Allocation Agreement" means that certain Intercompany Income Tax Allocation Agreement, dated as of January 31, 2017, by and among FE Corp. and each of its subsidiaries, including the Debtors, as the same has been or may be subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto.
"Tax Matters Agreement" means the agreement, the terms of which are partially described in Section 2.3(d) of this Agreement, that will be executed among the Debtors and the applicable FE Non-Debtor Parties in form and substance reasonably acceptable to the FE Non-Debtor Parties and the Debtors. The Debtors will consult with the Supporting Parties and the Committee regarding the terms of the Tax Matters Agreement.
"Transfer" means the sale, use, pledge, assignment, transfer, permission of the participation in, or the otherwise disposal of any ownership (including any Beneficial Ownership) in the Creditor Claims; provided, however, that any pledge in favor of a bank or broker dealer at which a Supporting Party maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally shall not be deemed a Transfer for any purposes in this Agreement.
"Transfer Agreement" means an agreement to effectuate a Transfer in a form reasonably acceptable to the Parties under which a Permitted Transferee agrees, among other things, to be bound to the terms of this Agreement.
"Trust F Interest" means the interest of FE Corp. in the Mansfield 2007 Trust F, a Delaware statutory trust that is party to a Mansfield Facility Agreement relating to an undivided interest in 16.885% of Unit 1 of the Mansfield Plant.
"Upfront Payment" means the cash payment, if any, by FE Corp. to the Debtors in an amount equal to the difference, if any, between the principal amount of the New FE Notes and the market price of the New FE Notes as determined per the below calculation (see Exhibit C for illustrative example):

A.
The stated coupon rate on the New FE Notes will be equal to the interpolated yield on U.S. Treasury securities with a term based on the Plan Effective Date and a maturity date of December 31, 2022. The yield on U.S. Treasury securities will be interpolated by calculating the time-weighted average yield on the two tranches of U.S. Treasury Securities with maturity dates most closely preceding and following December 31, 2022, with the time-weighting based on the number of days between December 31, 2022, and the respective U.S. Treasury Security maturity dates being referenced.

B.
The cash flows associated with the New FE Notes as determined by the principal amount of $628 million and the calculation of the stated coupon rate detailed in paragraph A will be discounted back to the Plan Effective Date using a discount rate equal to the interpolated yield on FE Corp.'s existing senior unsecured notes. The yield on FE Corp.'s senior unsecured notes will be interpolated by calculating the time-weighted average yield on the two tranches of FE Corp.'s senior unsecured notes with maturity dates most closely preceding and following December 31, 2022, respectively, with the time-weighting based on the number of days between December 31, 2022, and the respective FE. Corp senior unsecured notes maturity dates being referenced.

C.	The Upfront Payment will be equal to $628 million less the result of the present value calculation detailed in paragraph B.
"Vacation Claims" means any claims guaranteed by FE Corp. in that certain Guarantee, dated as of February 21, 2017, in favor of certain employees who (i) participate in the FirstEnergy Time Off Program, (ii) have participated in a predecessor plan on or before December 31, 2008, and (iii) have earned a banked or frozen vacation benefit.
"VERO" means a Voluntary Enhanced Retirement Option (substantially similar to such option offered by FESC to certain employees in 2018) offered by the Debtors during calendar year 2019, but prior to the Plan Effective Date, to any of the Debtors' Current Employees that are at least age 58 by December 31, 2019, in connection with a workforce reduction.
"Waived Tax Claims" means any Claim in respect of the FES Tax Overpayment.
"Welfare and Benefit Plan Administration Costs" means the costs (other than any indirect costs relating to Human Resources management services pursuant to the Amended SSA) relating to the administration of any Welfare Plan that are incurred with respect to or allocable to the Debtors' Current Employees or the Debtors' Former Employees, from and after the date on which the Debtors cease to participate in any such plan.
"Welfare Plans" means the welfare benefit plans or programs sponsored by FE Corp. or FESC.
"West Lorain Plant" means the 545 megawatt power plant located in Lorain, Ohio and currently owned by FG.
"W.H. Sammis Facility" means that certain 2,233 megawatt power plant located in Stratton, Ohio currently owned by FG.
"Worthless Stock Deduction" means any deduction related to FE Corp.'s ownership interest in the Debtors to be claimed pursuant to 26 U.S.C. § 165.

Section 1.2 Interpretation.
(a)    References. References to any "Appendix," "Article," "Exhibit," "Schedule," or "Section," without more, are to Appendices, Articles, Exhibits, Schedules, and Sections to or of this Agreement.
(b)    Headings. The section headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.
(c)    Word Usage. Except where the context clearly requires to the contrary, (i) instances of gender or entity-specific usage (e.g., "his," "her,", "its," or "individual") shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (ii) words in the singular shall include the plural and words in the plural shall include the singular; (iii) the word "or" shall not be applied in its exclusive sense; (iv) "including" shall mean "including, without limitation," and "including, but not limited to"; and (v) accounting terms not defined shall have the meanings assigned to them in accordance with the United States' generally accepted accounting principles.
(d)    Law. Unless otherwise provided herein, references to laws, regulations, and other governmental rules means such laws, regulations, and rules and any orders, instruments, or official government interpretations made under the relevant laws, regulations, or rules as in effect at the time of determination (taking into account any amendments, extensions, or supplements thereof effective at such time without regard to whether the amendments, extensions, or supplements were enacted or adopted after the date of the Execution of this Agreement) and includes all successor laws, regulations, and rules thereto.
(e)    Currency. References to "$," "cash," or "dollars" means the lawful currency of the United States.
(f)    Jurisdiction. The word "federal" refers to laws, agencies, or other attributes of the United States (and not to any State or locality thereof). The meaning of the terms "domestic" and "foreign" shall be determined by reference to the United States.
(g)    Dates and Time. References to "days" means calendars days. All dates and times specified in this Agreement are of the essence and shall be strictly enforced.
ARTICLE II
OBLIGATIONS OF THE FE NON-DEBTOR PARTIES
Section 2.1     Settlement Cash. On the Plan Effective Date, FE Corp. will pay, or will cause to be paid, the Settlement Cash to the Reorganized Debtors, which the Debtors may distribute to their creditors pursuant to any FES Plans.
Section 2.2     Employee Related Items. Nothing herein is intended to create, or does create, any additional right or claim to coverage, including premium subsidies, or to create any vested right to such benefits for the Debtors' Current Employees, the Debtors' Former Employees, the Debtors' Retirees, or any employees of the FE Non-Debtor Parties under any employee benefit plan, plan document or collective bargaining agreement that does not otherwise exist on the date of this Agreement. The Debtors' Current Employees and the Debtors' Former Employees will, at all times, be subject to the terms and conditions of the applicable Health Care Plan or Welfare Plan including, per the specific terms of the applicable Health Care Plan or Welfare Plan, the reservation of the right by FE Corp. of complete discretion to amend or terminate such Health Care Plan or Welfare Plan or the access to such Health Care Plan or Welfare Plan.
(a)    Except with respect to the LTIP, from and after the Plan Effective Date, FE Corp. will pay or cause to be paid (including from an applicable trust or other funding vehicle maintained by any FE Non-Debtor Party) all employee-associated Claims and guarantees of the Debtors' Current Employees and the Debtors' Former Employees as and when such obligations become due and payable to the Debtors' Current Employees and Debtors' Former Employees under the applicable plan documents solely for (i) Pension Plan Claims, (ii) Deferred Compensation Claims, (iii) Retiree Group Life Insurance Claims, (iv) Vacation Claims, (v) Limited Retiree Medical Claims with respect to any of the Debtors' Retirees, and (vi) any Limited Union Medical Claims. With respect to the LTIP Claims, FE Corp. will pay to the Debtors' Current Employees and the Debtors' Former Employees participating in the LTIP those amounts that become vested as of March 1, 2019 no later than March 15, 2019.
(b)    Any VERO can be offered in accordance with the terms of this Section 2.2(b) during calendar year 2019 but prior to the Plan Effective Date. To the extent the Debtors elect to undertake a workforce reduction in calendar year 2019 but prior to the Plan Effective Date, other than with respect to employees assigned to the FENOC company code in the SAP System of Record, then, FE Corp. will pay only for the costs of the temporary pension enhancement portion of any VERO offered (capped at, for any employee who elects the VERO, $1,500 per month per employee until age 65 or a minimum of two years) in connection with such VERO and only for the Debtors' Current Employees who: (i) reach age 58 on or before December 31, 2019; and (ii) have completed at least ten or more years of credited services or benefit service by the employee's retirement date under the applicable terms of the plan that governs the employee's accrual of regular pension benefits. For the avoidance of doubt, if any of the Debtors offers a VERO to employees assigned to the FENOC company code in the SAP System of Record, the FE Non-Debtor Parties shall have no obligations related thereto.
(c)    With respect to the Debtors' Current Employees, FE Corp. will amend the Pension Bridge to apply to sales of the assets of a business unit closing on or before December 31, 2020, and clarify that the Pension Bridge covers terminations resulting from the transfer of the assets of a business unit to an entity that is not an Affiliate of FE Corp. (in addition to the sale of the assets of a business unit to an entity that is not an Affiliate of FE Corp.) closing on or before such date. For the avoidance of doubt, any Debtor's emergence from chapter 11 alone shall not constitute a termination event for any of the Debtors' Current

Employees for purposes of the Pension Bridge. The requirements of this Section 2.2(c) shall not apply if (i) prohibited by law or regulation or (ii) counsel to FE Corp. determines in its reasonable judgment that any Pension Plan amendment required to effectuate such requirements would jeopardize the Pension Plan's tax qualified status. In the event the circumstances described in (i) or (ii) in the preceding sentence prevent FE Corp. from expanding the Pension Bridge to "transfers" of a business unit, FE Corp. will extend the Pension Bridge with respect to the Debtors' Current Employees to cover sales closing on or before December 31, 2020.
(d)    With respect to any existing collective bargaining agreement under which a Debtor and a FE Non-Debtor Party are signatory employers, FESC and the applicable FE Non-Debtor Party shall work cooperatively with the Debtors to separate such existing collective bargaining agreement with the applicable union into separate collective bargaining agreements; provided, however, that such cooperation shall be on a commercially reasonable basis, which may include the incurrence of unreimbursed de minimis expenses (or additional costs to the extent reimbursed by the Debtors) by the FE Non-Debtor Parties, and shall not require the FE Non-Debtor Parties to undertake any action that will cause an adverse effect on, or result in a loss of rights without adequate consideration to, the FE Non-Debtor Parties. Additionally, FESC and the applicable FE Non-Debtor Parties shall work cooperatively with the Debtors in the Debtors' defense of any claims or actions asserted by the PBGC with respect to periods prior to the Plan Effective Date, including by providing any necessary information or documents to the Debtors, provided, however, that such cooperation shall be on a commercially reasonable basis, which may include the incurrence of unreimbursed de minimis expenses (or additional costs to the extent reimbursed by the Debtors) by the FE Non-Debtor Parties, and shall not require the FE Non-Debtor Parties to undertake any action that will cause an adverse effect on, or result in a loss of rights without adequate consideration to, the FE Non-Debtor Parties.
(e)    With respect to cessation of participation by the Debtors:
(i)    The Debtors agree that they shall cease to participate in any Health Care Plan, Welfare Plan, or Miscellaneous Employee Benefit Program on the Plan Effective Date or on such date prior to the Plan Effective Date as the Debtors shall determine.
(ii)    Upon cessation of participation by the Debtors in any Health Care Plan, Welfare Plan, or Miscellaneous Employee Benefit Program on or prior to the Plan Effective Date, FE Corp. also agrees to the following provisions:
(A)    When the Debtors cease to participate in any Health Care Plan, FE Corp. and FESC will not charge the Debtors for any Health Care Runoff Costs under or related to such Health Care Plan.
(B)    When the Debtors cease to participate in any Health Care Plan, FE Corp. and FESC will not charge, except for any indirect costs relating to

Human Resources management services pursuant to the Amended SSA, the Debtors for any costs under or related to such Health Care Plan, but shall be able to charge the Debtors' Current Employees or the Debtors' Former Employees or any dependent thereof for any COBRA Costs with respect to such persons.
(C)    When the Debtors cease to participate in any Welfare Plan, FE Corp. and FESC will not charge the Debtors for any Welfare and Benefits Plan Administration Costs under or related to such Welfare Plan.
(D)    When the Debtors cease to participate in any Miscellaneous Employee Benefit Program that is available to generally all employees of FE Non-Debtor Parties and the Debtors, then FE Corp. and FESC will not charge the Debtors for any Miscellaneous Employee Benefits Programs Costs under or related to such Miscellaneous Employee Benefit Program.
Section 2.3     Tax Allocation Agreement.
(a)    The FE Non-Debtor Parties and the Debtors will perform under the Tax Allocation Agreement with respect to all periods or portions thereof ending on or before the Plan Effective Date.
(b)    Under no circumstances shall FE Corp. take any action to terminate or amend to the detriment of the Debtors the Tax Allocation Agreement prior to the Plan Effective Date. On the Plan Effective Date, in consideration for the releases described in Sections 6.1 and 6.3 of this Agreement, the FE Non-Debtor Parties will reverse the 2018 Tax Setoff and, to the extent not previously satisfied pursuant to the terms of the Tax Allocation Agreement, make the 2018 Tax Payment.
(c)    The FE Non-Debtor Parties and the Debtors will perform under the Tax Allocation Agreement for tax year 2018, including the FE Non-Debtor Parties' pre-payment for the use of the Debtors' NOLs based upon FE Corp.'s projections of the amount of the Debtors' NOLs that the FE Non-Debtors will use in tax year 2018; provided, that notwithstanding anything to the contrary herein or in the Tax Allocation Agreement, the FE Non-Debtor Parties shall guarantee a payment to the Debtors of an amount equal to the NOL Floor for the use of the Debtors' NOLs for tax year 2018. To the extent that the amount actually paid to the Debtors' under the Tax Allocation Agreement for tax year 2018 is less than the NOL Floor, on the Plan Effective Date the FE Non-Debtor Parties shall promptly pay the Debtors an amount equal to the difference between $66 million and the amount actually paid for tax year 2018 pursuant to the Tax Allocation Agreement. If the Plan Effective Date occurs prior to the filing of an FE Consolidated Tax Group tax return for a tax year during which a Debtor (or its income and losses) was included on such FE Consolidated Tax Group tax return, to the extent not previously paid, FE Corp. shall pay the Debtors the NOL Floor on the Plan Effective Date, and FE Corp. shall pay the Reorganized Debtors, or the Reorganized Debtors shall pay FE Corp., any amount owing under the Tax Allocation Agreement, consistent with this Agreement, based on the tax return actually filed promptly following the filing of such tax return; provided, however, that if the actual amount owed for the use of the Debtors' NOLs by the FE Non-Debtor Parties is less than the NOL Floor, the Debtors shall only be required to refund the difference between the total amount of pre-payments, including the 2018 Tax Payment, and the NOL Floor. Notwithstanding anything herein to the contrary, this Section 2.3(c) shall be interpreted consistent with the examples set forth in Exhibit D hereto with respect to the timing of payments, including with respect to the 2018 Tax Setoff.
(d)    FE Corp. shall perform, and shall cause the FE Non-Debtor Parties to perform, under the Tax Allocation Agreement consistent with historical practice and shall not take any action, or refrain from taking any action, with the primary purpose of reducing payments to the Debtors under the Tax Allocation Agreement; provided, however, that the FE Non-Debtor Parties will not be prohibited from taking any action, or refraining from taking any action, necessary to preserve $628 million of value for the Worthless Stock Deduction. For the avoidance of doubt, the act of taking the Worthless Stock Deduction, pursuant to the terms of this Agreement, shall not be considered an action the primary purpose of which is to reduce the payments to the Debtors under the Tax Allocation Agreement;
(e)    On the Plan Effective Date, and in consideration for the releases described in Sections 6.1 and 6.3 of this Agreement, the Debtors and FE Corp. will enter into the Tax Matters Agreement, which agreement shall be reasonably acceptable to the Parties. The Tax Matters Agreement shall provide for, among other things, that:
(i)    The FE Non-Debtor Parties will, with the Debtors' review and consultation (beginning for tax year 2018), timely prepare in the ordinary course of business: (A) the U.S. federal income tax returns reflecting the Debtors' membership in the FE Consolidated Tax Group, and (B) any and all state and local income or other tax returns (including, but not limited to, income, franchise, use, property tax returns and other similar returns), in each case, for any tax period ending on or before the Plan Effective Date; provided, however, that FE Corp. shall not be required to take any action, or omit to take any action, that would result in an adverse effect on any of the FE Non-Debtor Parties;
(ii)    FE Corp. shall not take or cause to be taken the Worthless Stock Deduction with effect prior to the Plan Effective Date;
(iii)    The Parties shall cooperate in developing a strategy for the Debtors to exit from chapter 11 that minimizes adverse tax consequences to the Reorganized Debtors and their stakeholders, provided, however, that FE Corp. shall not be required to take any action, or omit to take any action, that would result in an adverse effect on of the FE Non-Debtor Parties;
(iv)    FE Corp. shall cooperate with reasonable tax diligence inquiries from the Debtors, the Committee and the Supporting Parties regarding historical intercompany tax issues and tax consequences of different chapter 11 exit structures, including in connection with any sale of the Debtors' assets; and

(v)    The Parties shall agree to reasonably cooperate regarding any audit or tax.
(f)    On the Plan Effective Date, the FE Non-Debtor Parties will, in consideration for the releases described in Sections 6.1 and 6.3 of this Agreement, waive any Waived Tax Claims.
(g)    After the Plan Effective Date, if the FE Non-Debtor Parties have fully performed pursuant to Section 2.4 of this Agreement:
(i)    The Debtors shall waive any payment that the Debtors would be entitled to from the FE Non-Debtor Parties under the Tax Allocation Agreement to the extent such payment relates to amounts that would have given rise to an Adjustment Amount had the final tax effect been known as of the Plan Effective Date without regard to payments previously made under the Tax Allocation Agreement that gave rise to the Adjustment Amount on the Plan Effective Date.
(ii)    The FE Non-Debtor Parties shall waive any payment that the FE Non-Debtor Parties would be entitled to from the Debtors under the Tax Allocation Agreement related to the Adjustment Amount.
Section 2.4     New FE Notes and Upfront Payment.
(a)    The Debtors shall provide FE Corp. with the Plan Effective Date Notice at least 40 days prior to the Plan Effective Date. In the event that the Debtors do not provide the Plan Effective Date Notice at least 40 days prior to the Plan Effective Date, the FE Non-Debtor Parties' obligations under this Section 2.4 shall be tolled an amount of time equal to the difference between 40 days and the amount of days in between the receipt of the Plan Effective Date Notice.
(b)    Subject to the Plan Effective Date Notice, on the Plan Effective Date, FE Corp. shall issue $628 million aggregate principal amount, less the Adjustment Amount, of the New FE Notes to the Debtors. If the Adjustment Amount is equal to or greater than $628 million, then FE Corp. will not be required to issue any New FE Notes. The New FE Notes shall be issued in global certificated form only and registered to DTC or its nominee, with interests in the certificates being held through DTC participants.
(c)    The New FE Notes shall (i) bear a fixed interest rate as set forth in the definition of Upfront Payment, and (ii) after October 31, 2022, be redeemable at par, plus accrued but unpaid interest, at any time without premium or penalty. The New FE Notes shall rank equally and ratably in right of payment with, and may be issued under the 2001 Indenture; provided that if FE Corp. uses a different Indenture it shall be materially identical to the 2001 Indenture and may, among other things, (i) provide for a different trustee under the 2001 Indenture, which may be one of Citibank, N.A.; Citicorp International Limited; The Bank of New York Mellon; MUFG Union Bank, N.A.; U.S. Bank National Association;, Wells Fargo Bank N.A., or an affiliate of one of the foregoing, or any other trustee that is mutually acceptable to the Debtors and the FE Non-Debtor Parties (in consultation with the Supporting Parties and Committee), (ii) include changes reasonably required by the trustee, and (iii) include such other changes as FE Corp. shall determine, provided in each case that they are not adverse to the holders of the New FE Notes. The New FE Notes shall include terms consistent with the Existing FE Notes (and other documents governing the Existing FE Notes, including the 2001 Indenture), including, but not limited to: (1) the covenant not to pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest, or other lien upon, any capital stock of any subsidiary now or hereafter directly owned by FE Corp., to secure any indebtedness without also equally and ratably securing the New FE Notes, subject to the exceptions included in the Existing FE Notes, including the 2001 Indenture; and (2) the covenant by FE Corp. not to consolidate with or merge into any other entity or convey, sell or otherwise transfer its properties and assets substantially as an entirety to any entity in each case, subject to the express requirements, exceptions and limitations included in the terms of the Existing FE Notes , including the 2001 Indenture.
(d)    Should one or more sales or deactivations of a fossil or nuclear plant occur such that the Adjustment Amount is more than $0, a calculation of the Adjustment Amount, along with supporting work papers, shall be provided to the Parties by the FE Non-Debtor Parties at least fourteen (14) days prior to the Plan Effective Date, or as soon as reasonably practicable in the event the sale closes within fourteen (14) days of the Plan Effective Date. If the Adjustment Amount or the calculation thereof is not reasonably acceptable to one or more of the Parties, any Party may inform the Parties, in writing, of: (i) their basis for disagreement with the calculated Adjustment Amount and (b) their proposed amended Adjustment Amount. If the Parties do not resolve such dispute within five (5) days, the Party who originally objected to the Adjustment Amount may file a motion with the Bankruptcy Court, on not less than five (5) business days' notice, to request that the Bankruptcy Court resolve any such dispute. The Debtors hereby agree not consummate any sale of a nuclear or operating fossil plant (excluding the West Lorain Plan) within the 40 days prior to the Plan Effective Date, provided, however, that such prohibition shall not apply to any asset sale consummated in the same calendar year as the Plan Effective Date.
(e)    FE Corp. shall use commercially reasonable efforts, at its own expense:
(i)    to cause the New FE Notes at issuance to be assigned a rating by at least two nationally-recognized credit rating agencies, which ratings shall be at the same level or higher than the ratings assigned by such agencies to the Existing FE Notes;
(ii)    to the extent that any or all of the New FE Notes are Distributed New FE Notes, then:
(A)    unless impermissible under applicable law or SEC policy, to cause all of the Distributed New FE Notes to be distributed pursuant to the FES Plans in a transaction or transactions that are exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code;

(B)    in the event that it is not possible to distribute all of the Distributed New FE Notes pursuant to the FES Plans in the manner described in Section 2.4(e)(ii)(A), then unless impermissible under applicable law or SEC policy, to file with the SEC and cause to become effective on the Plan Effective Date one or more Registration Statements, on such form or forms as agreed to by the Parties, that will provide for the registration of the offer and issuance of all Distributed New FE Notes that are not distributed pursuant to the FES Plans in the manner described in Section 2.4(e)(ii)(A) by FE Corp. for distribution pursuant to the FES Plans on the Plan Effective Date and to cause the distribution of such Distributed New FE Notes pursuant to the FES Plans and such Registration Statement;
(C)    in the event that it is not possible to distribute all of the Distributed New FE Notes pursuant to the FES Plans in the manner described in Sections 2.4(e)(ii)(A) and (e)(ii)(B), then unless impermissible under applicable law or SEC policy to cause the distribution on the Plan Effective Date pursuant to the FES Plans such Distributed New FE Notes that are not distributed pursuant to Sections 2.4(e)(ii)(A) or (e)(ii)(B) in a private placement that is exempt from registration under the Securities Act and register the public offer and sale of the Distributed New FE Notes by the holders thereof on a resale shelf Registration Statement, to become effective on the Plan Effective Date or as promptly as reasonably practicable thereafter (but in no event later than 30 calendar days after the Plan Effective Date), and to use commercially reasonable efforts to cause the removal of any legend on such Distributed New FE Notes stating that the transfer of such New FE Notes are or may be subject to restriction under the Securities Act, in connection with sales thereof pursuant to such Registration Statement or pursuant to Rule 144 under the Securities Act;
(D)    in the event that it is not possible to distribute all of the Distributed New FE Notes pursuant to the FES Plans in the manner described in Sections 2.4(e)(ii)(A), (e)(ii)(B) and (e)(ii)(C), then unless impermissible under applicable law or SEC policy, to cause the distribution on the Plan Effective Date pursuant to the FES Plans such Distributed New FE Notes that are not distributed pursuant to Sections 2.4(e)(ii)(A), (e)(ii)(B) or (e)(ii)(C) in a private placement that is exempt from registration under the Securities Act and as promptly as is reasonably practicable thereafter register an exchange offer of substantially identical securities (other than with respect to transfer restrictions and registration rights under the Securities Act), which will provide for the exchange of the Distributed New FE Notes promptly after the effectiveness of such Registration Statement but, in no event, fewer than 20 business days or more than 40 business days after the effectiveness of such Registration Statement; and
(E)    in the event that it is not possible to distribute all of the Distributed New FE Notes pursuant to the FES Plans in the manner described in Sections 2.4(e)(ii)(A), (e)(ii)(B), (e)(ii)(C), and (e)(ii)(D), without derogation of the rights set forth in Section 2.4(e)(ii)(A)-(D) above, FE Corp. and the Parties shall take such other steps as are necessary in order to effectuate the distribution of the Distributed New FE Notes in accordance with the FES Plans.
(iii)    To keep any Registration Statement filed pursuant to Section 2.4(e)(ii) continuously effective, supplemented and amended until (1) in the case of Section 2.4(e)(ii)(B), the completion of the distribution pursuant to such Registration statement; (2) in the case of Section 2.4(e)(ii)(C), the earlier of (a) the one-year anniversary of the issuance of the Distributed New FE Notes and (b) the date on which all such Distributed New FE Notes have been sold pursuant to such Registration Statement; provided that to the extent that after such one-year anniversary or date on which all such Distributed New FE Notes have been sold pursuant to such Registration Statement, as applicable, any New FE Notes bear a legend stating that the transfer of such New FE Notes are or may be subject to restriction under the Securities Act, FE Corp. shall (x) continue to keep any such Registration Statement continuously effective, supplemented and amended until such time as all such legends have been removed from the applicable New FE Notes and (y) use commercially reasonable efforts to cause the removal of any such legend; and (3) in the case of section 2.4(e)(ii)(D), the consummation of the exchange offer;
(iv)    in the event that any Distributed New FE Notes are distributed in a private placement, to register or qualify the Distributed New FE Notes required under all applicable state securities or "blue sky" laws unless such distribution of Distributed New FE Notes is exempt from such state securities or "blue sky" laws; and
(v)    to the extent that any or all of the New FE Notes are Non-Distributed New FE Notes, then use commercially reasonable efforts to negotiate and enter into one or more registration rights agreements with the Debtors prior to the Plan Effective Date pursuant to which FE Corp. will agree to registration rights with respect to the Non-Distributed New FE Notes that are substantially similar to the registration rights with respect to the Distributed New FE Notes set forth in this Section 2.4 (including the requirements and limitations set forth in Section 2.4(e)(iii)).
FE Corp. will provide the following rights to holders of New FE Notes included or to be included in any resale Registration Statement: (i) rights of the representatives of such holders to inspect such FE Corp. information and to have access to such FE Corp. personnel and professionals as they shall reasonably request to perform a reasonable investigation within the meaning of Section 11 of the Securities Act; (ii) rights to reasonable notification with respect to material developments regarding the Registration Statement, including if the same or any related documents becomes materially untrue; (iii) rights to indemnification, including advancement of reasonable, documented, out of pocket expenses (including expenses of investigation), in any action based upon the Registration Statement being materially untrue or failing to comply with applicable law, other than with respect to information provided by holders of New FE Notes to FE Corp. for inclusion in any Registration Statement; (iv) rights to cause a private transferee of such New FE Notes to be included in the Registration Statement, upon reasonable notice and upon the provision by such transferee to FE Corp. of such information as it reasonably requests;

and (v) rights to require FE Corp. to bear all reasonable registration expenses (including expenses of one counsel for all holders of the New FE Notes being registered).
For the avoidance of doubt, in the event that all of the New FE Notes are distributed pursuant to the FES Plans in a transaction or transactions that are exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, FE Corp. shall have no obligation pursuant to any other provision of this Section 2.4(e) to file or maintain the effectiveness of any Registration Statement.
The Parties shall cooperate in obtaining a finding pursuant to a Final Order of the Bankruptcy Court (and any applicable court exercising appellate jurisdiction) that the issuance of the New FE Notes are exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. FE Corp. agrees that for purposes of obtaining such an order that it is an affiliate of the Debtors participating in a joint plan with the Debtors for the purposes of section 1145 of the Bankruptcy Code and that public information with respect to FE Corp., and information with respect to the New FE Notes may be included in any disclosure statement regarding such plan.
(f)    Subject to the last paragraph of this Section 2.4(f) but notwithstanding any other provision of this Section 2.4, FE Corp. shall have the right but not the obligation to defer the filing of (but not the preparation of), or suspend the use of, any Registration Statement pursuant to Section 2.4(e)(ii)(C) or (e)(ii)(D) for a period of up to 90 days:
(i)    if an event occurs as a result of which the Registration Statement and any related prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it is necessary to amend such Registration Statement, file a new Registration Statement or supplement any related prospectus to comply with the Securities Act or the Securities Exchange Act of 1934 or the respective rules thereunder, provided that FE Corp. shall use commercially reasonable efforts to amend such Registration Statement, file such new Registration Statement or supplement any related prospectus, as applicable, as promptly as reasonably practicable;
(ii)    upon issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of legal or administrative proceedings with respect to such Registration Statement under Section 8(d) or 8(e) of the Securities Act, provided that FE Corp. shall use commercially reasonable efforts to cause the SEC to rescind such stop order or terminate such legal or administrative proceedings as promptly as reasonably practicable; or
(iii)    if FE Corp. furnishes to the Debtors and the holders of the Distributed New FE Notes a certificate signed by FE Corp.'s chief financial officer stating that in the good faith judgment of FE Corp., FE Corp. believes that the filing of any such Registration Statement or offering (1) should not be undertaken because it would reasonably be expected to materially interfere with any material corporate development or plan of FE Corp. (provided that this exception (1) shall continue to apply only during the time that such filing continues to constitute material interference with any material corporate development or plan) or (2) would require FE Corp. under applicable law, in its reasonable judgment, and upon advice of counsel, which shall not be required to be stated in a formal legal opinion, to make disclosure of material nonpublic information that would not otherwise be required to be disclosed at that time and FE Corp. believes in good faith that such disclosures at that time would affect FE Corp. in a materially adverse manner (provided that this exception (2) shall continue to apply only during the time that such material nonpublic information has not been disclosed and remains material).
In no event shall FE Corp. (i) declare a Suspension Period more than one time for any period of more than 90 days in any twelve month period or (ii) register any securities for its own account or that of any other holder of FE Corp.'s debt or equity securities or permit the use of any Registration Statement during any Suspension Period. FE Corp. shall give written notice to the Debtors and all holders of the Distributed New FE Notes of its declaration of a Suspension Period and of the expiration of the relevant Suspension Period.
(g)    FE Corp. will not be required to include the New FE Notes held by any holder of New FE Notes on any Registration Statement pursuant to this Section 2.4 unless and until such holder furnishes to FE Corp. in writing such information as FE Corp. may reasonably request for use in connection with any Registration Statement or prospectus or preliminary prospectus included therein. Each Party who is a holder of New FE Notes as to which any Registration Statement is being effected agrees to furnish promptly to FE Corp. all reasonable and customary information required to be disclosed in order to make the information previously furnished to FE Corp. by such holder of New FE Notes true and correct in all material respects and not materially misleading. At least 30 days prior to the first anticipated filing date of any Registration Statement, FE Corp. shall notify the Debtors and each holder of New FE Notes of the information FE Corp. requires from such holder of New FE Notes in the preparation of such Registration Statement; provided, however, that the failure of FE Corp. to provide such 30 days' notice to the Debtors and each holder of New FE Notes shall not obviate any obligation by a holder of Distributed New FE Notes to provide information as a prior condition to FE Corp.'s obligation to include the New FE Notes of such holder in the Registration Statement, provided, further that the delay by any holder of New FE Notes to provide such requested information shall not be deemed a waiver or derogation of any such holder's rights hereunder to have its New FE Notes included in the Registration Statement after it has provided such information.
(h)    On the Plan Effective Date, FE Corp. shall pay the Debtors the Upfront Payment. If the calculation of the Upfront Payment is not acceptable to one or more of the Parties, any Party may enforce its rights pursuant to Section 12.4 of this Agreement.
(i)    In the event any New FE Notes become restricted securities under Rule 144 under the Securities Act on or after the Plan Effective Date and prior to the one-year anniversary of the issuance thereof, the holders of such New FE Notes will be entitled to the registration rights of the Debtors under this Section 2.4 (including, for the avoidance of doubt, the rights set forth in Section 2.4(e)(v)), provided that to the extent that after such one-year anniversary, any New FE Notes bear a legend stating that the transfer of such New FE Notes are or may be subject to restriction under the Securities Act, the holders of the New FE Notes will be entitled to such registration rights until such time as all such legends have been removed from the applicable New FE Notes.
(j)    FE Corp. and the Debtors agree that the New FE Noteholders will suffer damages if a Registration Default occurs, and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, FE Corp. agrees to pay, jointly and severally, as liquidated damages in connection with a Registration Default, additional interest on the outstanding New FE Notes if a Registration Default occurs. The interest rate on the New FE Notes will be increased by (i) 0.25% per annum for the first 90-day period beginning on the day immediately following such Registration Default and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case to but excluding the date such Registration Default ends, at which point the interest rate borne by the New FE Notes will decrease to the original interest rate borne by such New FE Notes. In no event shall any such increase to the interest rate borne by the New FE Notes pursuant to the immediately preceding sentence exceed, in the aggregate, 1.0% per annum. If at any time more than one Registration Default has occurred and is continuing, all such Registration Defaults shall be treated as a single continuing Registration Default beginning on the date that the earliest Registration Default occurred and ending on the date that there is no longer any Registration Default. For the avoidance of doubt, after the date that all legends stating that the transfer of such New FE Notes are or may be subject to restriction under the Securities Act have been removed from all New FE Notes, no additional interest shall accrue and be required to be paid pursuant to this Section 2.4(j) from the time of such removal. Notwithstanding anything to the contrary set forth herein including, for the avoidance of doubt, Article XII, any additional interest with respect to a Registration Default shall be due in accordance with the terms of this Section 2.4(j) and not subject to the provisions of Article XII hereof.
(k)    All documents necessary to effectuate the provisions of this Section 2.4, including any Registration Statement, indenture, and registration rights agreement, and all documents related to the foregoing, shall be in form and substance reasonably satisfactory to the FE Non-Debtor Parties, the Debtors, the Committee, and the Supporting Parties.
Section 2.5     Shared Services Agreements.
(a)    In consideration for the releases provided to the FE Non-Debtor Parties, as described in Sections 6.1 and 6.3 of this Agreement, FESC, FES and FENOC shall enter into the Amended SSA on the Settlement Effective Date.
(b)    The term of the Amended SSA shall commence and be effective upon Settlement Effective Date and shall terminate on the Amended SSA Termination Date. During the term of the Amended SSA, the calculation metrics under the Amended SSA shall be the same calculations that were utilized by FESC in March 2018.
(c)    The Amended SSA will provide that the Debtors may reduce the amount of services provided by FESC under the Amended SSA only upon FESC's receipt of a Notice of

Reduction not less than ninety (90) days' prior to the effective date of such reduction. Any reduction of services shall only reduce services by Functional Group as mutually agreed upon in the Amended SSA. The Amended SSA shall provide that the reduction in cost related to the reduction of such services shall not exceed what would have otherwise been calculated for that function utilizing the March 2018 calculation methodology. The Debtors must wait at least 30 days following FESC's receipt of a Notice of Reduction before sending FESC any subsequent Notice of Reduction.
(d)    FESC shall provide the Debtors with a credit in the amount of up to $112.5 million for any amounts due under monthly invoices, which invoices shall be generated in accordance with historical practices pursuant to the Shared Services Agreements and the Amended SSA, as applicable, for monthly periods from the Petition Date through December 31, 2018.  Consistent with historical practices, the Parties agree that gross amounts owed by both the Debtors and FESC under the Shared Services Agreement and Amended SSA shall be netted when generating the monthly invoices. FESC shall continue providing monthly invoices under the Amended SSA in compliance with historical practice.
(e)    On the Plan Effective Date, FESC shall waive any amount owed by the Debtors for amounts due under monthly invoices, which invoices shall be generated in accordance with historical practice pursuant to the Shared Services Agreements for monthly periods through the Petition Date.  Consistent with historical practices, the Parties agree that gross amounts owed by both the Debtors and FESC under the Shared Services Agreement and Amended SSA shall be netted when generating the monthly invoices. All other payments under the Amended SSA shall be made in compliance with historical practice, including within thirty (30) days of the receipt of an invoice, by FES and FENOC and not subject to setoff except for the credit in Section 2.5(d) of this Agreement.
(f)    None of the FE Non-Debtor Parties agrees to provide any transition services to any third party buyers of the Debtor's assets unless otherwise expressly agreed to in writing by the applicable FE Non-Debtor Party, which may agree or disagree in its sole discretion for any reason.
(g)    Concurrently with the execution of the Amended SSA, FESC, FES, and FENOC shall enter into an agreement among themselves regarding the services that FES and FENOC historically have provided to FESC and its non-Debtor affiliates, the term of which shall be the same as the term of the Amended SSA.
Section 2.6     Other Cooperation.
(a)    FE Corp, solely as agent of FES, will provide reasonable cooperation and coordination on regulatory and governmental lobbying matters, as requested by the Debtors. The cost of such services shall not be billed back to the Debtors.
(b)    FE Corp. and FESC will assist the Debtors as they renegotiate and mitigate unfavorable contract terms and, if requested by the Debtors, will provide reasonable cooperation to the Debtors and the Reorganized Debtors in resolving Claims against the Debtors consistent with the terms of the Amended SSA; provided, however, that the FE Non-Debtor Parties shall not be required to incur any costs or obligations related to such cooperation, renegotiation, or mitigation (other than de minimis costs, which shall not be reimbursed) unless such costs are paid for by the Debtors or the Reorganized Debtors under the terms of the Amended SSA or otherwise agreed to by the FE Corp. and the Debtors or the Reorganized Debtors.
Section 2.7     Claims of the FE Non-Debtor Parties.
(a)    On the Plan Effective Date, in consideration for the releases described in Sections 6.1 and 6.3 of this Agreement, each of the FE Non-Debtor Parties will release any and all prepetition Claims against the Debtors except for any Claims under the Tax Allocation Agreement for tax year 2018. In addition, the FE Non-Debtor Parties will also release the following postpetition Claims:
(i)    Any postpetition Claims under the FE/FES Revolver including, without limitation, any Claims for postpetition interest;
(ii)    Any postpetition Claims related to the Rail Claim Settlement;
(iii)    Any postpetition Claims of AE Supply against FES in respect of the AE Supply/FES Note, including, without limitation, any Claims for postpetition interest; and
(iv)    Any postpetition Claims arising from the Trust F Interest including, without limitation, any tax or other indemnity Claims arising from the rejection of the Mansfield Facility Agreements.
(b)    On or before the later of (i) September 15, 2018, and (ii) the date that is ten (10) days prior to the hearing to approve the Settlement Motion, FE Corp. shall provide the Parties with written notice of any postpetition liquidated, non-contingent Claims against the Debtors that (i) are $4,000,000 or more individually, (ii) are outside of the ordinary course of dealings with the Debtors, and (iii) were actually known to the officers of FE Corp. as of July 31, 2018.
(c)    In connection with the Trust F Interest and in furtherance of the waiver of any Claims arising therefrom, the applicable FE Non-Debtor Parties shall (i) cooperate with the relevant Parties with respect to any ancillary transactions (on a commercially reasonable basis, which may include the incurrence of unreimbursed de minimis expenses by the FE Non-Debtor Parties, and shall not require the FE Non-Debtor Parties to undertake any action that will cause an adverse effect on, or result in a loss of rights without adequate consideration to, the FE Non-Debtor Parties taking into account the other terms and conditions of this Agreement) reasonably necessary to consummate the transactions contemplated by the Mansfield Settlement, including transfer of ownership and control over Mansfield Unit 1 to the Debtors (or any other entity to whom the Parties agree to) on the Plan Effective Date, and (ii) assist in obtaining any required consents, waivers or approvals related to such transactions contemplated by the Mansfield Settlement.
(d)    On the Plan Effective Date, the FE Non-Debtor Parties will waive and release all Employee Related Claims, whether arising prepetition, postpetition or post‑Plan Effective Date, except as expressly provided for in this Agreement.
(e)    Notwithstanding the entry of an order by the Bankruptcy Court establishing a bar date for filing proofs of Claim applicable to the FE Non-Debtor Parties, the FE Non-Debtor Parties shall not be required to file proofs of Claim by such bar date for any prepetition and/or Administrative Claims being waived and/or released by the FE Non-Debtor Parties under this Agreement unless (i) the Settlement Effective Date does not occur by September 28, 2018 or such other date to which the Debtors and FE Corp. shall agree or (ii) if the Settlement Effective Date occurs, this Agreement is terminated prior to the Plan Effective Date. If either (i) or (ii) in the preceding sentence occurs, the deadline by which the FE Non-Debtor Parties must file proofs of Claim in order for such proofs of Claim to be deemed timely filed shall be thirty (30) days from and after the date of such occurrence.
Section 2.8     Sale Process. Commencing on the Settlement Effective Date, and in consideration for the releases described in Sections 6.1 and 6.3 of this Agreement:
(a)    In connection with the sale of the Debtors' Retail Book Assets, FE Corp. and FESC reaffirm each of their commitments contained in the July 2018 Letter Agreement.
(b)    The applicable FE Non-Debtor Parties shall reasonably cooperate with the Debtors, or Reorganized Debtors, as applicable, in their efforts to maximize the value realized from any sale process conducted by the Debtors by agreeing, among other things, (i) to participate in any ancillary transactions (on a commercially reasonable basis, which may include the incurrence of unreimbursed de minimis expenses (or additional costs to the extent reimbursed by the Debtors or the applicable purchaser) by the FE Non-Debtor Parties, and shall not require the FE Non-Debtor Parties to undertake any action that will cause an adverse effect on, or result in a loss of rights without adequate consideration to, the FE Non-Debtor Parties) reasonably necessary to consummate the transactions contemplated by the sale processes; (ii) to assist in obtaining any required consents, waivers, or approvals related to the transactions contemplated by the sale processes; and (iii) to make FE Corp. and FESC personnel available to facilitate diligence and as otherwise necessary in furtherance of any sale process and the transactions contemplated thereby.
(c)    Notwithstanding the above, the FE Non-Debtor Parties shall not be required to take any action, or omit to take any action, that would violate applicable law or any regulatory obligation then in effect.
ARTICLE III

MUTUAL OBLIGATIONS OF THE DEBTORS AND THE FE NON-DEBTOR PARTIES

Section 3.1     Pleasants Power Plant. In consideration for the releases provided to the FE Non-Debtor Parties as described in Sections 6.1 and 6.3 of this Agreement, AE Supply will transfer all of its right, title and interest in the Pleasants Power Plant and related assets (except for McElroy's Run Impoundment) to the Pleasants Purchaser while retaining the liabilities set forth below, in each case subject to the terms and conditions of the Pleasants Purchase Agreement. The Pleasants Purchase Agreement shall contain customary agreed-upon limits for AE Supply's indemnity obligations in favor of the Pleasants Purchaser in both amount and duration; provided, however, that AE Supply’s indemnity obligations with respect to McElroy's Run Impoundment shall not be limited in either amount or duration.
(a)    If the Pleasants Closing Date does not occur prior to the Pleasants Transfer Date, the Pleasants Purchaser shall accept beneficial ownership (through a lease, cost-based power purchase agreement, or other mutually agreed upon arrangement) of the Pleasants Power Plant as of the Pleasants Transfer Date. The Debtors and AE Supply may agree to a Pleasants Transfer Date that is earlier than January 1, 2019.
(b)    Prior to the Plan Effective Date, AE Supply and the Pleasants Purchaser shall enter into the Pleasants Purchase Agreement, which shall contain terms and conditions, including representations, covenants, closing conditions, and indemnities, that are customary for the purchase and sale of supercritical coal-fired power plants between merchant generators. The obligation of the Debtors to enter into the Pleasants Purchase Agreement is subject to completion of due diligence of the Pleasants Power Plant to the reasonable satisfaction of the Debtors, the Committee, and the Supporting Parties, with such diligence to be completed by not later than August 26, 2018. From the Settlement Effective Date through the Pleasants Closing Date, AE Supply shall give the Debtors, the Committee, and the Supporting Parties and their representatives reasonable access at reasonable times to the Pleasants Power Plant and books, records (including financial and operating records) and personnel of the FE Non-Debtor Parties related thereto and permit the Debtors, the Committee, and the Supporting Parties and their representatives to make such inspections thereof as they may from time to time reasonably request (including any investigation of the environmental condition of the properties, including access and information necessary for environmental site assessments in accordance with relevant ASTM standards). All such access shall be (i) conducted in a manner as not to unreasonably interfere with the operations at the Pleasants Power Plant and (ii) upon reasonable notice to AE Supply and shall be at times and in accordance with procedures to be mutually agreed upon by the Parties (acting reasonably). In the event that the Debtors inform AE Supply that they do not intend to enter into the Pleasants Purchase Agreement on or before August 26, 2018, AE Supply shall use commercially reasonable efforts to sell the Pleasants Power Plant to a third party, with the net proceeds of such sale to be paid over to the Debtors.
(c)    AE Supply shall perform, or cause to be performed, in accordance with merchant generator practice and consistent with past practice, the Pleasants Outage. AE Supply will be responsible for the first $11 million of costs related to the Pleasants Outage incurred after the Settlement Effective Date. To the extent there are costs related to the Pleasants Outage above $11 million, such costs, up to an aggregate of $25 million (inclusive of the $11 million referenced herein) shall be shared equally by the Debtors and AE Supply.

(d)    The Pleasants Purchase Agreement shall provide that AE Supply shall retain all of its liabilities under environmental laws (excluding any post-transfer changes thereto) with respect to its ownership and operation of Pleasants Power Plant to the extent that such liabilities are based on facts or circumstances occurring prior to the Pleasants Transfer Date (and if occurring or arising only in part on or after the Pleasants Transfer Date, only to the extent of such part); provided, however, that such liabilities include the closure and remediation of McElroy's Run Impoundment except to the extent resulting from the Debtors' violation of environmental laws after the Pleasants Transfer Date; provided, further, that such liabilities exclude (i) all liabilities arising on or after the Pleasants Transfer Date to comply with environmental permits and environmental laws (including any post-transfer changes thereto) with respect to the Pleasants Power Plant, including, but not limited to, those with respect to Effluent Limit Guidelines and (ii) any obligation to contribute to post‑Pleasants Transfer Date capital expenditures in connection with AE Supply's retained liabilities. The Pleasants Purchase Agreement shall provide that AE Supply shall retain all of its ownership interests in the McElroy's Run Impoundment, and shall include as an exhibit an agreement to provide for the Debtors’ access to the McElroy's Run Impoundment, which agreement shall be reasonably acceptable to the Parties.
(e)    The Pleasants Purchase Agreement shall provide that the Pleasants Purchaser shall assume all of the liabilities under environmental laws with respect to the ownership and operation of Pleasants Power Plant to the extent that such liabilities are based on facts or circumstances occurring on or after the Pleasants Transfer Date; provided, that such liabilities shall include all liabilities arising on or after the Pleasants Transfer Date to comply with environmental permits and environmental laws (including any post‑transfer changes thereto) with respect to the Pleasants Power Plant, including, but not limited to, those with respect to Effluent Limit Guidelines.
(f)    The Pleasants Purchase Agreement shall provide that AE Supply shall retain all of its liabilities with respect to coal supply contracts for the Pleasants Power Plant entered into by AE Supply prior to the Pleasants Closing Date; provided, however, that prior to the Pleasants Closing Date, the Debtors shall enter into good faith negotiations with AE Supply's coal supply contract counterparties for the purchase of coal for the Pleasants Power Plant to mitigate any of AE Supply's damages under such coal supply contracts.
(g)    In the event that the Debtors, in consultation with the Committee and the Supporting Parties, decide to pursue a sale of the Pleasants Power Plant to a third party prior to the Pleasants Transfer Date, the FE Non-Debtor Parties agree to cooperate with the Debtors in connection with any such sale, including by transferring ownership of the Pleasants Power Plant and related assets directly to a third party purchaser, provided that the liability of AE Supply and FE Corp. in connection with any such sale is not greater than the liabilities AE Supply and FE Corp. would have incurred in connection with a transfer of the Pleasants Power Plant to the Pleasants Purchaser as contemplated hereby, and provided further that such third party agrees to enter into good faith negotiations with AE Supply's coal supply contract counterparties for the purchase of coal for the Pleasants Power Plant to mitigate any of AE Supply's damages under such coal supply contracts.

(h)    FE Corp. shall: (i) fully guaranty the indemnity obligations of AE Supply to the Pleasants Purchaser under the Pleasants Purchase Agreement with respect to AE Supply’s obligations in Section 3.1(d) solely with respect to McElroy’s Run Impoundment through the closure and remediation of the McElroy’s Run Impoundment; and (ii) provide a guaranty in an amount equal to $15 million with respect to the indemnity obligations of AE Supply to the Pleasants Purchaser under the Pleasants Purchase Agreement with respect to other retained environmental liabilities (excluding the McElroy’s Run Impoundment) in Section 3.1(d) until the third anniversary of the Pleasants Transfer Date. The guarantees contemplated by this Section 3.1(h) shall be in form and substance reasonably acceptable to the Parties and shall be assignable by the Pleasants Purchaser to a subsequent owner of the Pleasants Power Plant.
ARTICLE IV
OBLIGATIONS OF THE DEBTORS
Section 4.1     Settlement Approval Order. On or prior to August 26, 2018, the Debtors shall file the Settlement Motion with the Bankruptcy Court. The Debtors shall serve notice of the Settlement Motion on all of the Debtors' creditors, equity holders, and any other party in interest who would be required to receive notice of a motion to approve the Disclosure Statement under the Bankruptcy Code and the Bankruptcy Rules. The Debtors will obtain the Settlement Approval Order on or prior to September 28, 2018.
Section 4.2     FES Plans.
(a)    The Debtors shall incorporate the terms of this Agreement, to the extent applicable, into the FES Plans. For the avoidance of doubt, Article VI shall be included in any and all FES Plans.
(b)    The Debtors will collaborate in good-faith with the FE Non-Debtor Parties regarding the timing of the Plan Effective Date in order to aid the FE Non-Debtor Parties' performance under this Agreement.
ARTICLE V
BUSINESS SEPARATION
Section 5.1     Separation Agreement. On or prior to the Settlement Effective Date, the Debtors, in consultation with the Committee and the Supporting Parties, and the applicable FE Non-Debtor Parties shall enter into the Separation Agreement. The Separation Agreement shall, at a minimum, include the following terms:
(a)    FE Corp., FESC and the Debtors, in consultation with the Supporting Parties and the Committee, shall agree to certain parameters with regard to a maintenance agreement, with a mutually agreed upon termination date, pursuant to which FESC will continue to provide the Debtors with those services necessary to maintain plant substations;

(b)    The FE Non-Debtor Parties will agree, subject to applicable regulations and required consents, to assume any leasehold interests and permitting requirements with the State of Ohio with respect to the ATSI breakwater project at the Eastlake Facility provided, however, that the specific identity of the FE Non-Debtor Party who will assume such leasehold interests and permitting requirements shall be determined solely by the FE Non-Debtor Parties;
(c)    On the Plan Effective Date, and subject to applicable regulations and required consents, OE will transfer to FG all properties at Hollow Rock related to the W.H. Sammis Facility that are still in the name of OE;
(d)    If permitted by applicable law and subject to applicable regulations and required consents, on the Plan Effective Date, FG will transfer the North Park Permit to OE;
(e)    The FE Non-Debtor Parties and the Debtors shall enter into good-faith negotiations on the terms and conditions of leases, easements, rights of way or other property rights for any properties necessary for the FE Non-Debtor Parties, the Debtors or Reorganized Debtors, as applicable, to continue to conduct their operations in the ordinary course of business;
(f)    The FE Non-Debtor Parties shall respond to reasonable information requests from the Debtors and in connection with the Debtors' planning activities to operate their businesses on a standalone basis; and
(g)    The FE Non-Debtor Parties will, upon the request of the Debtors, cooperate in good faith and document any other arrangements that the Debtors reasonably determine are necessary to operate on a standalone basis (such cooperation shall be on a commercially reasonable basis, which may include the incurrence of unreimbursed de minimis expenses (or additional costs to the extent reimbursed by the Debtors) by the FE Non-Debtor Parties, and shall not require the FE Non-Debtor Parties to undertake any action that will cause an adverse effect on, or result in a loss of rights without adequate consideration to, the FE Non-Debtor Parties). The parties to such ancillary agreements will agree upon mutually acceptable consideration for the foregoing, as applicable. The Debtors may consult with the Committee, the Supporting Parties, and their respective professionals regarding such consideration.
Section 5.2     Amended Separation Agreement.
(a)    On the Plan Effective Date, the Debtors and the FE Non-Debtor Parties shall enter into the Amended Separation Agreement. The Amended Separation Agreement shall implement the further separation of the Debtors and their businesses from the FE Non-Debtor Parties as the Debtor and FE Non-Debtor Party members of the Business Separation Committee deem mutually advisable and commercially reasonable in their separate discretion.
Section 5.3     Business Separation Committee.
(a)    On or prior to the Settlement Effective Date, the Business Separation Committee shall be appointed.

(b)    The duties and responsibilities of the Business Separation Committee shall include, without limitation:
(i)    determining, reviewing and addressing issues that arise related to the further separation of the Debtors and their operations from the FE Non-Debtor Parties;
(ii)    determining, reviewing and addressing any issues related to the terms and conditions of leases, easements, rights of way, or other property rights for any properties necessary for the Debtors, the Reorganized Debtors or the FE Non-Debtor Parties, as applicable, to continue to conduct their operations in the ordinary course of business;
(iii)    managing and responding to any reasonable information requests from the Debtors in connection with the Debtors' planning activities to operate their businesses on a standalone basis; and
(iv)    implementing the further separation of the Debtors and their businesses from the FE Non-Debtor Parties.
(c)    The members of the Business Separation Committee shall work in good faith to effectuate the further separation of the Debtors and their back office operations from the FE Non-Debtor Parties.
(d)    The Debtors shall consult with the advisors to the Committee and the Supporting Parties with respect to the matters addressed by the Business Separation Committee.
ARTICLE VI
RELEASES
Section 6.1     Party Releases.
(a)    On the Settlement Effective Date and subject to Sections 12.4 and 12.5 of this Agreement, each of the Parties hereto (other than the FE Non-Debtor Parties) shall release the FE Non-Debtor Released Parties of and from all claims and Causes of Action, that could be asserted against any of the FE Non-Debtor Released Parties by any of the Parties (other than the FE Non-Debtor Released Parties) as of the Settlement Effective Date based on or in any way relating to, or in any manner arising from, in whole or in part, or out of (i) any Debtor, their businesses, or their property; (ii) any claims or Causes of Action against the FE Non-Debtor Released Parties or their property arising in connection with any intercompany transactions or other matters arising in or related to the conduct of the Debtors' business; or (iii) the formulation, preparation, negotiation, dissemination, implementation, administration, or consummation of this Agreement, or other agreement or document related to this Agreement or the claims or Causes of Action resolved by this Agreement.

However, for the avoidance of doubt, (i) each member of the Committee in its individual capacity that is not a Signatory hereto shall not be considered a Party to this Agreement that is releasing any liability owed to it by any entity (including, but not limited to, the FE Non-Debtor Parties) and (ii) the Pleasants Purchaser, to the extent not a Party to this Agreement as of the Settlement Effective Date, shall not be considered a party to this Agreement that is releasing any liability owed to it by any entity. For the avoidance of doubt, to the extent that the Pleasants Purchaser is a Party to this Agreement as of the Settlement Effective Date, or subsequently becomes a Party to this Agreement, the Pleasants Purchaser shall not be deemed to have waived any Claim or Cause of Action against any Party related solely to the Pleasants Purchase Agreement pursuant to this Section 6.1.
(b)    The Party Releases shall: (i) be subject to Bankruptcy Court approval (solely with respect to the Debtors and the Committee); and (ii) automatically revoked only upon the termination of this Agreement pursuant to Sections 11.1 through 11.7 of this Agreement, provided, however, that a termination pursuant to Section 11.5 of this Agreement shall only revoke the releases provided in Section 6.1(a) as to the Bruce Mansfield Certificateholders Group.
(c)    In the event that either (i) the Plan Effective Date does not occur on or prior to June 30, 2020, or (ii) the Chapter 11 Cases convert to cases under chapter 7 of the Bankruptcy Code, the FE Non-Debtor Parties may complete all remaining performance (except to the extent any performance is tendered by the FE Non-Debtor Parties but not accepted by the Debtors or any successor to the Debtors, in which in case the FE Non-Debtors' applicable obligations not accepted will be deemed satisfied) and, upon doing so, shall be entitled in return to performance due by the other Parties under this Agreement, including the Party Releases. For clarification, under the circumstances of either (i) or (ii) above and FE Corp. elects to tender performance pursuant to this Section 6.1(c): (x) FE Corp. shall be required to perform all of its obligations under this Agreement, including the payment of cash and the New FE Notes related obligations hereunder (except to the extent any performance is tendered by the FE Non-Debtor Parties but not accepted by the Debtors or any successor to the Debtors) and (y) for the purposes of subsequent interpretation of this Agreement, the Plan Effective Date shall be considered to have occurred.
Section 6.2     Customary Releases. To the extent permitted by applicable law, any FES Plan shall provide for the release of the (i) Debtors, (ii) the Supporting Parties, (iii) the Committee, and (iv) each of their respective current and former officers, directors, shareholders, members, employees, advisors attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective officers, directors, employees, members, and professionals), in each instance solely with respect to the Claims or Causes of Action against them solely in their capacity as such.

Section 6.3     Plan Releases.
(a)    Subject to the exception in Section 6.3(b) of this Agreement, any FES Plan will provide the following: without limiting any other applicable provisions of, or releases contained in, this Agreement, or that will be contained in the FES Plans or any Confirmation Orders, as of the Plan Effective Date, in consideration for the obligations of the FE Non-Debtor Parties under this Agreement and the FES Plans and in consideration of the other contracts, instruments, releases, agreements, or documents to be entered into or delivered in connection with this Agreement and the FES Plans, the Debtors, the other Parties and each holder of a Claim against the Debtors will be deemed to forever release, waive and discharge the FE Non‑Debtor Released Parties of and from all claims and Causes of Action that could be asserted against, or in any way relating to, or arising out of:
(i)    any Debtor, Reorganized Debtor, their businesses, or their property;
(ii)    any Causes of Action against the FE Non-Debtor Released Parties or their property arising in connection with any intercompany transactions and other matters arising in the conduct of the Debtors' business;
(iii)    the Bankruptcy Cases;
(iv)    the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation, or consummation of any of the FES Plans (or the property to be distributed under the FES Plans), the FES Plan Documents, any contract, employee pension or other benefit plan, instrument, release, or other agreement or document related to any Debtor, the Bankruptcy Cases or the FES Plans, modified, amended, terminated, or entered into in connection with either the FES Plans, or any agreement between the Debtors and any FE Non-Debtor Released Party; or
(v)    any other act taken or omitted to be taken in connection with the Bankruptcy Cases, including, without limitation, acts or omissions occurring after the Plan Effective Date in connection with distributions made consistent with the terms of the FES Plans, that such Person has, had, or may have against any FE Non-Debtor Released Party.
(b)    Notwithstanding Section 6.3(a) of this Agreement, the Debtors shall not be required to include the releases described in Section 6.3(a) of this Agreement in an FES Plan related solely to FE Aircraft and / or Norton in the event that FE Aircraft and / or Norton do not have any scheduled, pending, outstanding, or allowed prepetition or Administrative Claims as of June 30, 2019.
Section 6.4     Injunction. The releases set forth in Section 6.1 of this Agreement shall be supported by an injunction in the Settlement Approval Order and any Confirmation Orders barring the Debtors and all entities who have held, hold, or may hold Claims against the Debtors, from pursuing, commencing, or continuing in any manner any action or other proceeding against the FE Non-Debtor Released Parties on account of, in connection with or with respect to any Claims or Causes of Action that are released pursuant to such Section. The releases set forth in Section 6.1 and 6.3 of this Agreement shall be supported by an injunction in the Confirmation Orders barring the Debtors and all entities that have held, hold, or may hold Claims against the Debtors, from pursuing, commencing, or continuing in any manner any action or other proceeding against the FE Non-Debtor Released Parties on account of, in connection with or with respect to any claims or Causes of Action that are released pursuant to this Agreement. For the avoidance of doubt, to the extent this Agreement is terminated pursuant to Sections 11.1 through 11.4, 11.6, and 11.7 of this Agreement, any injunction contained herein shall be of no effect. If this Agreement is terminated pursuant to Section 11.5 in accordance with Section 11.7, this injunction shall have no effect with respect to the Bruce Mansfield Certificateholders Group.
Section 6.5     Releases and Exculpations in the FES Plans. In consideration of the FE Non-Debtor Parties' obligations under this Agreement, the Debtors hereby agree to (a) include the FE Non-Debtor Released Parties and the releases and injunctions contained in Sections 6.1 through 6.4 of this Agreement in the FES Plans and any Confirmation Orders and (b) include the FE Non-Debtor Released Parties in any exculpation provision in the FES Plans and any Confirmation Orders to the extent permitted by applicable law.
Section 6.6     Cooperation. The Debtors and the FE Non-Debtor Parties hereby agree to cooperate to take any actions necessary or appropriate to give effect to the release and injunction provisions contemplated by this Agreement.
Section 6.7     Release Provisions Non-Severable. Subject to the FE Non-Debtor Parties' waiver right in Section 12.8 of this Agreement, the Parties agree that the releases and injunctions set forth in this Article VI of this Agreement constitute material provisions of this Agreement and are non‑severable from the other provisions of this Agreement.
Section 6.8     Plan Documents. The Debtors hereby agree that the FES Plans shall include a provision that the FES Plan Documents shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Committee and the Supporting Parties.
ARTICLE VII
COVENANTS
Section 7.1     Pleadings and Notices; FES Plan Support.
(a)    Upon Execution, none of the Parties shall propose or support a plan of reorganization or liquidation in the Bankruptcy Cases that would (i) be inconsistent with terms of this Agreement or breach or alter the terms of this Agreement; or (ii) otherwise would have an adverse impact on the FE Non-Debtor Parties in any material respect.
(b)    The Debtors agree that the Parties shall have a reasonable opportunity to review (i) the Settlement Motion and any proposed Settlement Approval Order prior to its submission to the Bankruptcy Court for entry, and (ii) the FES Plan Documents prior to the Debtors' filing or service of such documents. Any modifications to the Settlement Approval Order shall be acceptable to the FE Non-Debtor Parties in their sole discretion.
(c)    The FES Plans shall incorporate this Agreement as an Exhibit, and the terms of this Agreement shall be described in the FES Plans as integral to and not severable from the FES Plans. Notwithstanding anything to the contrary herein, nothing in the FES Plans or any Confirmation Orders shall limit or impair any relief granted to, or rights of, the FE Non-Debtor Released Parties pursuant to this Agreement or the Settlement Approval Order. The FES Plans will contain as a condition to their effectiveness the effectiveness of this Agreement.
Section 7.2     Covenant Not to Sue. Upon Execution, the Parties hereby covenant not to sue, and shall forebear from instituting or prosecuting any Causes of Action, suit, hearing, or other proceeding of any kind, nature, or character, at law or in equity, against any of the FE Non‑Debtor Released Parties on account of, in connection with, or in any way related to any of the claims or Causes of Action released pursuant to the terms of this Agreement. For the avoidance of doubt, to the extent this Agreement is terminated pursuant to Sections 11.1 through 11.4, 11.6, and 11.7 of this Agreement, any covenant not to sue contained herein shall be of no effect. If this Agreement is terminated pursuant to Section 11.5 in accordance with Section 11.7, any covenant not to sue contained herein shall have no effect with respect to the Bruce Mansfield Certificateholders Group.
Section 7.3     Standstill Agreement and PSA. The Parties reaffirm the extension of the Standstill Agreement and PSA filed on the docket of the Bankruptcy Cases at Docket No. 1084.
Section 7.4     Communications Regarding this Agreement. Upon Execution, the Parties shall coordinate and have an opportunity to review each other's disclosures and press releases regarding this Agreement, and any such disclosures and/or press releases shall be released on a coordinated basis. To the extent any Party to this Agreement is required by applicable law to make any disclosure, such Party will provide the other Parties reasonable advance notice of the content of such disclosure to the extent practicable, and consider any comments to such disclosure in good faith.
Section 7.5     Further Assurances. Each Party shall, at its own expense and upon the reasonable request of another Party, duly execute and deliver, or cause to be duly executed and delivered, to such Party such further instruments and do and cause to be done such further acts as many be necessary or proper in the reasonable opinion of the requesting Party to carry out the provisions of this Agreement, including the use of reasonable best efforts to obtain the Settlement Approval Order. To the extent the Debtors, Reorganized Debtors, or the FE Non-Debtor Parties divest any Affiliate such that the relevant entity no longer falls within the definition of "Affiliate" in this Agreement, the Debtors, the Reorganized Debtors, or the FE Non-Debtor Parties, as appropriate, shall require such Affiliate to separately Execute this Agreement prior to any such divestiture so that such Affiliate shall remain bound by the terms of this Agreement.

ARTICLE VIII

TRANSFER OF CLAIMS AND INTERESTS
Section 8.1     Transfers of Claims and Interests.
(a)    Until the termination of this Agreement, no Supporting Party shall Transfer any Creditor Claims, in whole or in part to any Person, unless such a Transfer is a Permitted Transfer.
(b)    Upon satisfaction of the requirements in Section 8.1(a) of this Agreement, (i) the Permitted Transferee shall be deemed to be a Supporting Party hereunder, and, for the avoidance of doubt, a Permitted Transferee is bound as a Supporting Party under this Agreement with respect to any and all Claims against, or interests in, any of the Debtors, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee, and (ii) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations, provided, however, that such transferor will not be released from its obligations under Article VI hereof.
(c)    Notwithstanding Section 8.1(a) of this Agreement, a Qualified Marketmaker that acquires any Creditor Claims with the purpose and intent of acting as a Qualified Marketmaker for such Creditor Claims shall not be required to execute and deliver to any of the counsel to the Supporting Parties a Transfer Agreement or Joinder Agreement in respect of such Creditor Claims only if (i) such Qualified Marketmaker subsequently transfers such Creditor Claims (by purchase, sale, assignment, participation, or otherwise) within ten (10) business days of its acquisition to a transferee or (ii) the transferee otherwise is a Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement). To the extent that a Supporting Party is acting in its capacity as a Qualified Marketmaker, it may transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interest in Creditor Claims that such Supporting Party acquires in its capacity as a Qualified Marketmaker from a holder of Creditor Claims who is not a Supporting Party without regard to the requirements set forth in Section 8.1(a) of this Agreement.
(d)    This Agreement shall in no way be construed to preclude the Supporting Parties from acquiring additional Creditor Claims; provided, however, that (i) any Supporting Party that acquires additional Creditor Claims, as applicable, after Execution of this Agreement, shall notify counsel to each of the Parties of such acquisition, including the amount of such acquisition, which notice may be deemed to be provided by the filing of a statement with the Bankruptcy Court as required by Rule 2019 of the Bankruptcy Rules, including revised holdings information for such Supporting Party and (ii) such additional Creditor Claims shall automatically and immediately upon acquisition by a Supporting Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the respective counsels to the Parties).

(e)    In addition, other than pursuant to a Permitted Transfer, any holder of Creditor Claims shall become a Party, and become obligated as a Supporting Party, if (i) such holder and FE Corp. execute a Joinder Agreement, and shall be deemed a Supporting Party and (ii) such Joinder Agreement is delivered by FE Corp. to counsel to the each of the Parties within three (3) business days following the execution thereof.
(f)    Any Transfer made in violation of this Article VII shall be null and void ab initio. Any Supporting Party that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.
(g)    Notwithstanding anything to the contrary herein, if a Supporting Party effects the Permitted Transfer of all of its Creditor Claims in accordance with this Agreement, such Supporting Party shall cease to be a Party to this Agreement in all respects and shall have no further obligation hereunder.
ARTICLE IX

REPRESENTATIONS AND WARRANTIES
Section 9.1     Representations and Warranties of the Debtors.
(a)    The Debtors are duly organized, validly existing, and in good standing under the laws of their jurisdictions of formation.
(b)    Subject to Bankruptcy Court approval, the Debtors possess all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
(c)    Subject to Bankruptcy Court approval, FES possesses all requisite power and authority necessary to (i) bind itself and each of its subsidiary Debtors to the terms of this Agreement and (ii) enter into this Agreement on behalf of itself and each of its subsidiary Debtors.
(d)    Subject to Bankruptcy Court approval, FENOC possesses all requisite power and authority necessary to (i) bind itself to the terms of this Agreement and (ii) enter into this Agreement on behalf of itself.
(e)    Subject to the entry of the Settlement Agreement Order, this Agreement, when Executed and delivered by the Debtors in accordance with the terms hereof, shall constitute a valid and binding obligation of the Debtors, enforceable in accordance with its terms.
(f)    The Execution, delivery, and performance by the Debtors of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Debtors, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity (other than such authorization, consent, approval, exemption, or other action the failure to obtain, satisfy, or comply with, as the case may be, which will not affect the validity or enforceability of the Agreement or have a material adverse effect on the Debtors' ability to perform their obligations under this Agreement), with the exception of any authorizations, consents, approvals, exemptions, or other actions by or notice or declaration to, or filing with, any Governmental Entity in connection with any transfer or other transaction related to the Pleasants Power Plant pursuant to (A) the organizational documents of the Debtors, (B) any law to which the Debtors are subject, or (C) any material agreement, instrument, order, judgment, or decree to which the Debtors are subject.
Section 9.2     Representations and Warranties of the FE Non-Debtor Parties.
(a)    FE Corp., FESC, and AE Supply are duly organized, validly existing, and in good standing under the laws of their jurisdictions of formation.
(b)    FE Corp. possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement on behalf of itself and its direct and indirect non-Debtor subsidiaries.
(c)    FE Corp. possesses all requisite power and authority necessary to (i) bind each of the FE Non-Debtor Parties to the terms of this Agreement and (ii) enter into this Agreement on behalf of the FE Non-Debtor Parties.
(d)    Subject to the entry of the Settlement Approval Order, this Agreement, when Executed and delivered by FE Corp. in accordance with the terms hereof, shall constitute a valid and binding obligation of the FE Non-Debtor Parties, enforceable in accordance with its terms.
(e)    The Execution, delivery and performance by FE Corp. of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the FE Non-Debtor Parties, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity (other than such authorization, consent, approval, exemption, or other action the failure to obtain, satisfy, or comply with, as the case may be, which will not affect the validity or enforceability of the Agreement or have a material adverse effect on the FE Non-Debtor Parties' ability to perform their obligations under this Agreement), with the exception of any authorizations, consents, approvals, exemptions, or other actions by or notice or declaration to, or filing with, any Governmental Entity in connection with any transfer or other transaction related to the Pleasants Power Plant, pursuant to (A) the organizational documents of the FE Non-Debtor Parties, (B) any law to which the FE Non-Debtor Parties are subject, or (C) any material agreement, instrument, order, judgment, or decree to which the FE Non-Debtor Parties are subject.
Section 9.3     Representations and Warranties of the Ad Hoc Noteholders Group.
(a)    Each member of the Ad Hoc Noteholders Group is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation.
(b)    Each member of the Ad Hoc Noteholders Group possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
(c)    The Ad Hoc Noteholders Group will file a notice pursuant to Bankruptcy Rule 2019 disclosing their holdings as of the Execution of this Agreement as soon as is practicable but no later than 14 days after the Execution of this Agreement.
(d)    At the time of Execution, the Ad Hoc Noteholders Group constitutes the Requisite Noteholders.
(e)    Subject to the entry of the Settlement Approval Order, this Agreement, when Executed and delivered by each member of the Ad Hoc Noteholders Group in accordance with the terms hereof, shall constitute a valid and binding obligation of such member of the Ad Hoc Noteholders Group, enforceable in accordance with its terms.
(f)    The Execution, delivery and performance by the members of the Ad Hoc Noteholders Group of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the members of the Ad Hoc Noteholders Group, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity pursuant to (A) the organizational documents of the members of the Ad Hoc Noteholders Group, (B) any law to which any of the members of the Ad Hoc Noteholders Group are subject, or (C) any material agreement, instrument, order, judgment, or decree to which any of the members of the Ad Hoc Noteholders Group are subject.
Section 9.4     Representations and Warranties of the Bruce Mansfield Certificateholders Group.
(a)    Each member of the Bruce Mansfield Certificateholders Group is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation.
(b)    Each member of the Bruce Mansfield Certificateholders Group possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

(c)    The Bruce Mansfield Certificateholders Group will file a notice pursuant to Bankruptcy Rule 2019 disclosing their holdings as of the Execution of this Agreement as soon as is practicable but no later than 14 days after the Execution of this Agreement.
(d)    At the time of Execution, the Bruce Mansfield Certificateholders Group constitutes the Requisite Certificateholders.
(e)    Subject to the entry of the Settlement Approval Order, this Agreement, when Executed and delivered by each member of the Bruce Mansfield Certificateholders Group in accordance with the terms hereof, shall constitute a valid and binding obligation of such member of the Bruce Mansfield Certificateholders Group, enforceable in accordance with its terms.
(f)    The Execution, delivery and performance by the members of the Bruce Mansfield Certificateholders Group of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the members of the Bruce Mansfield Certificateholders Group, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity pursuant to (A) the organizational documents of the members of the Bruce Mansfield Certificateholders Group, (B) any law to which any of the members of the Bruce Mansfield Certificateholders Group are subject, or (C) any material agreement, instrument, order, judgment, or decree to which any of the members of the Bruce Mansfield Certificateholders Group are subject.
Section 9.5     Representations and Warranties of the Committee.
(a)    The Committee possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
(b)    Subject to the entry of the Settlement Approval Order, this Agreement, when Executed and delivered by the Committee in accordance with the terms hereof, shall constitute a valid and binding obligation of the Committee, enforceable in accordance with its terms.
(c)    The Execution, delivery and performance by the Committee of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Committee, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity pursuant to (A) the organizational documents of the Committee, (B) any law to which the Committee is subject, or (C) any material agreement, instrument, order, judgment, or decree to which the Committee is subject.
ARTICLE X

CONDITIONS TO THE SETTLEMENT EFFECTIVE DATE & PLAN EFFECTIVE DATE
Section 10.1     Conditions to the Settlement Effective Date. The Settlement Effective Date is subject to the satisfaction of each of the following conditions unless waived in accordance with the provisions of Section 10.3:
(a)    The Bankruptcy Court shall have approved the Amended SSA and the Separation Agreement on or prior to September 28, 2018 (the Parties having agreed by execution of this Agreement that the Amended SSA and the Separation Agreement shall be submitted to the Bankruptcy Court no later than ten (10) days prior to the hearing on the Settlement Motion).
(b)    The Bankruptcy Court shall have entered the Settlement Approval Order on the docket of the Bankruptcy Cases on or prior to September 28, 2018, and the Settlement Approval Order shall contain the releases, covenants not to sue, and injunctions required by and consistent with the terms of this Agreement.
(c)    The Debtors and the FE Non-Debtor Parties shall have performed in all material respects the covenants and agreements that are required to be performed by such Party on or prior to the Settlement Effective Date.
(d)    Each of the representations and warranties of each Party in Article IX of this Agreement shall be true and correct on the date this Agreement is Executed, other than inaccuracies that do not materially impair such Party's ability to perform its obligations under this Agreement.
Section 10.2     Conditions to Plan Effective Date. The Plan Effective Date is subject to the satisfaction of each of the following conditions unless waived in accordance with the provisions of Section 10.3 of this Agreement:
(a)    Reserved.
(b)    The Settlement Approval Order shall be a Final Order.
(c)    Any provisions in the FES Plan Documents that relate to, impact, or reasonably could be expected to impact the Party Releases or the Plan Releases shall be consistent with this Agreement and otherwise in form and substance acceptable to the FE Non-Debtor Parties in their sole discretion.
(d)    Any provisions, other than the provisions discussed in Section 10.2(c) of this Agreement, in the FES Plan Documents that relate to this Agreement shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to the FE Non‑Debtor Parties and the Debtors.
(e)    Any FES Plan for a Debtor, each consistent in form and substance with the terms of this Agreement, shall include the releases and other provisions set forth in Sections 6.1 through 6.7 of this Agreement and shall have been confirmed by the Bankruptcy Court in a Final Order. Notwithstanding the proceeding sentence, the Debtors shall not be required to include the releases and other provisions set forth in Section 6.3(a) of this Agreement in an FES Plan related solely to FE Aircraft and / or Norton in the event that FE Aircraft and / or Norton do not have any scheduled, pending, outstanding, or allowed prepetition or Administrative Claims as of June 30, 2019.
Section 10.3     Satisfaction and Waiver of the Conditions to the Settlement Effective Date and Plan Effective Date.
(a)    The conditions set forth in Sections 10.2(b), 10.2(c) and 10.2(e) of this Agreement may only be waived upon the written consent of the FE Non-Debtor Parties and no other consent or waiver by any other Party shall be required or effective.
(b)    The conditions set forth in Sections 10.1 and 10.2(d), may be waived upon the written consent of both the FE Non-Debtor Parties and the Debtors (the Debtors shall consult with the Committee and the Supporting Parties); provided, that in the case of the condition set forth in Section 10.1(c) or Section 10.1(d), such condition can be waived without the consent of the breaching Party. Consent to such waiver shall not be required from any other Party.
ARTICLE XI
TERMINATION
Section 11.1     Termination Prior to the Plan Effective Date. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Plan Effective Date by unanimous written consent of all of the Parties. The consent of the Ad Hoc Noteholders Group and the Bruce Mansfield Certificateholders Group shall be effective upon the written consent of the Requisite Noteholders and the Requisite Certificateholders, respectively.
Section 11.2     Termination by FE Corp.
(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated by FE Corp. in accordance with Section 11.7 of this Agreement, in the event FE Corp. elects not to waive any of the following pursuant to Section 12.8 of this Agreement: (a) the failure of the Debtors to obtain the Settlement Approval Order on or prior to September 28, 2018, pursuant to Section 4.1 of this Agreement, (b) a Condition Failure Scenario, or (c) an Adverse Ruling.
(b)    Upon the termination of this Agreement by FE Corp. in accordance with Section 11.7, the Party Releases provided by Section 6.1 shall be automatically revoked and the

FE Non-Debtor Parties shall additionally be entitled to reimbursement on a superpriority administrative basis for, and shall have an allowed super‑priority Administrative Claim for, the actual costs of goods and services provided to the Debtors under this Agreement or the Amended SSA. For purposes of this Agreement, "superpriority administrative basis" means payment on a pari passu basis with all other superpriority administrative expense claims and senior and prior to any and all other pre-petition and post-petition Claims of whatever nature or kind, including, without limitation, any claims under section 503(b) or 507 of the Bankruptcy Code.
Section 11.3     Termination by the Debtors.
(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated by the Debtors in accordance with Section 11.7 of this Agreement upon the occurrence of a Fundamental Default provided that Section 12.4 or 12.5 of this Agreement is satisfied, as applicable.
(b)    Upon the termination of this Agreement by the Debtors in accordance with Sections 11.3(a) and 11.7: (i) the Party Releases provided by Section 6.1 shall be automatically revoked, (ii) the FE Non-Debtor Parties shall not be provided the allowed superpriority administrative claim described in Section 11.2(b) of this Agreement; and (iii) the FE Non-Debtor Parties shall be permitted to assert any Claim pursuant to the terms of Section 2.7(e) of this Agreement.
Section 11.4     Termination by the Committee and the Supporting Parties.
(a)    Notwithstanding any other provisions of this Agreement, this Agreement may be terminated by the Committee or the Supporting Parties in accordance with Section 11.7 in the event: (i) the Committee and the Supporting Parties are granted authority to pursue rights and remedies under this Agreement pursuant to Section 12.9 of this Agreement and (ii) as a result of the pursuit of such rights and remedies, the conditions for termination provided by Sections 12.4 or 12.5 of this Agreement are satisfied, provided, however, that any action taken by any of the Supporting Parties under this Section 11.4 may only be taken by the consent of the Requisite Noteholders or Requisite Certificateholders, as applicable.
(b)    Upon the termination of this Agreement by the Committee or the Supporting Parties in accordance with Sections 11.4 (a) and 11.7: (i) the Party Releases provided by Section 6.1 shall be automatically revoked, (ii) the FE Non-Debtor Parties shall not be provided the allowed superpriority administrative claim described in Section 11.2(b) of this Agreement; and (iii) the FE Non-Debtor Parties shall be permitted to assert any Claim pursuant to the terms of Section 2.7(e) of this Agreement.
Section 11.5     Termination by the Requisite Certificateholders and the Effect Thereof. Notwithstanding any other provision of this Agreement, this Agreement may be terminated, solely as to the Bruce Mansfield Certificateholders Group, by the Requisite Certificateholders, if the Mansfield Settlement shall not have been approved by Final Order of the Bankruptcy Court on or prior to Plan Effective Date. In such an event: (a) only the releases provided by the Bruce Mansfield Certificate Holder Group pursuant to Section 6.1 of this Agreement shall be revoked,

(b) this Agreement shall not terminate as to the other Parties in any respect, and (c) the releases provided in Section 6.1 of this Agreement, other than those provided by the Bruce Mansfield Certificateholders Group, shall remain in full force and effect.
Section 11.6     Outside Date. If the Settlement Effective Date has not occurred by March 31, 2019, or if the Plan Effective Date has not occurred by July 31, 2020, any of the Parties may unilaterally terminate the Agreement in accordance with Section 11.7. Upon the termination of this Agreement by any Party due to the fact that the Plan Effective Date has not occurred by July 31, 2020, the FE Non-Debtor Parties may complete all remaining performance (except to the extent any performance is tendered by the FE Non-Debtor Parties but not accepted by the Debtors or any successor to the Debtors within 30 days of the effect of such termination, in which in case the FE Non-Debtors' applicable obligations not accepted will be deemed satisfied) and, upon doing so, shall be entitled in return to performance due by the other Parties under this Agreement, including the Party Releases. For clarification, under the circumstances that a Party terminates this Agreement due to the fact that the Plan Effective Date has not occurred by July 31, 2020 and FE Corp. elects to tender performance pursuant to this Section 11.6: (a) FE Corp. shall be required to perform all of its obligations under this Agreement, including the payment of cash and the New FE Notes related obligations hereunder (except to the extent any performance is tendered by the FE Non-Debtor Parties but not accepted by the Debtors or any successor to the Debtors); and (b) for the purposes of subsequent interpretation of this Agreement, the Plan Effective Date shall be considered to have occurred.
Section 11.7     Method of Termination. If any Party determines to terminate this Agreement pursuant to its rights provided by Sections 11.2 through 11.6 of this Agreement, such Party shall send written notice of such termination, which shall include any and all bases for such termination, to each of the Parties, and such termination shall be effective five business days after receipt of such written notice except in the case that a right to terminate this Agreement arises in accordance with Section 12.4(c) of this Agreement. The Parties agree that if any Party seeks relief from the Bankruptcy Court upon receipt of a notice provided pursuant to this Section 11.7, the Parties will agree that such relief will be adjudicated on an expedited basis.
Section 11.8     Effect of Termination. If this Agreement is terminated in accordance with Section 11.7 (other than as a result of a termination by the Bruce Mansfield Certificateholders Group pursuant to Section 11.5, the effect of which shall be governed by Section 11.5), this Agreement shall forthwith become null and void and of no further force and effect (other than the provisions of this Article XI, all of which shall survive termination of this Agreement), and there shall be no liability on the party of the Parties hereunder except as explicitly set forth herein; provided, however, that nothing herein shall relieve any Party from any liability for any breach of this Agreement prior to such termination.
ARTICLE XII
DISPUTE RESOLUTION PROCEDURES
Section 12.1     General. The Dispute Resolution Procedures in this Article XII shall govern any dispute under this Agreement. The Parties agree that revocation of the Party

Releases shall only occur in the event that a Party terminates this Agreement in accordance with Article XI of this Agreement.
Section 12.2     Notice of, and Opportunity to Cure, a Fundamental Default.
(a)    If any Party believes that the FE Non-Debtor Parties have committed a Fundamental Default, that Party must deliver a Default Notice to each of the other Parties within 14 days of learning of the occurrence of the applicable Fundamental Default. In the event that such Party fails to deliver a Default Notice to each of the other Parties within 14 days of learning of the occurrence of the Fundamental Default, only such Party shall be deemed to have waived such Fundamental Default.
(b)    A Default Notice must: (i) identify separately and with specificity each and every Fundamental Default of which the non-defaulting Party is aware; (ii) for each Fundamental Default, identify the date on which the non-defaulting Party learned of the default and (iii) for each Fundamental Default, describe the actions that the Party contends would constitute a cure of the identified Fundamental Default. No Party may deliver a Default Notice regarding a Fundamental Default previously included in a Default Notice delivered by any Party.
(c)    Upon receipt of a Default Notice regarding an alleged Fundamental Default, the FE Non-Debtor Parties shall have the following amounts of time to cure such a default according to the terms of the Default Notice:
(i)    5 business days to cure the failure to pay the Settlement Cash when due pursuant to Section 2.1 of the Agreement;
(ii)    10 business days to cure the failure to issue the New FE Notes pursuant to the terms and conditions set forth in Section 2.4 of the Agreement; provided that such cure period shall be 5 business days with respect to the failure to make the Upfront Payment pursuant to the terms and conditions set forth in Section 2.4 of this Agreement;
(iii)    10 business days to cure the failure to make any undisputed quarterly payment, including any payment related to the reversal of the 2018 Tax Setoff, or any payment related to the filing of the federal tax return under the Tax Allocation Agreement when obligated for the tax year 2018, and any future tax year, if any, during which a Debtor (or its income and losses) is included on the FE Consolidated Tax Group tax return;
(iv)    10 business days to cure any failure to substantially perform under the Amended SSA;
(v)    30 business days to cure taking of the Worthless Stock Deduction in violation of Section 2.3(a)(iii) of the Agreement, the cure for such default being the filing of an amended tax return and the taking of any other necessary action; and

(vi)    45 business days to cure the failure to transfer the rights, title and interests in the Pleasants Power Plant and related assets to the Debtors' estates due to the FE Non-Debtor Parties' breach of the Pleasants Purchase Agreement, as described in Section 3.1 of this Agreement (including the transfer of the beneficial ownership of the Pleasants Power Plant on the Pleasants Transfer Date through a lease, cost-based power purchase agreement, or other mutually agreed upon arrangement).
(vii)    30 business days to cure all other Fundamental Defaults.
Section 12.3     Plan Effective Date Insufficiency Notice.
(a)    In the event that, after receipt of a Plan Effective Date Notice, the FE Non-Debtor Parties believe, in their reasonable judgment, that the conditions of Section 10.2 of this Agreement will not be met by the proposed Plan Effective Date listed in the Plan Effective Date Notice, the FE Non-Debtor Parties shall provide the other Parties with a Plan Effective Date Insufficiency Notice no later than: (i) 14 days prior to the proposed Plan Effective Date listed in the Plan Effective Date Notice; or (ii) as soon as practicable if the FE Non-Debtor Parties reach such judgment less than 14 days prior to the proposed Plan Effective Date listed in the Plan Effective Date Notice.
(b)    The Plan Effective Date Insufficiency Notice shall serve as notice that the FE Non-Debtor Parties reasonably believe that they are not required to tender the performance due on the Plan Effective Date pursuant to this Agreement.
(c)    In the event that the FE Non-Debtor Parties deliver a Plan Effective Date Insufficiency Notice that is disputed by the Debtors: (i) the Parties agree that the Bankruptcy Court will determine whether the conditions contained in Section 10.2 of this Agreement have been satisfied; (ii) the Parties agree that the hearing regarding whether the conditions contained in Section 10.2 of this Agreement shall be scheduled on an expedited basis; and (iii) the Plan Effective Date may not occur until the Bankruptcy Court holds that the conditions contained in Section 10.2 of this Agreement have been satisfied or if the Parties agree that the conditions have been satisfied, provided, that, if the Bankruptcy Court holds that the conditions of Section 10.2 of this Agreement have been satisfied, the Parties will cooperate to schedule the Plan Effective Date with the goal of allowing each Party to perform its obligations due on the Plan Effective Date.

Section 12.4     Resolution of Class A Fundamental Defaults.
(a)    Subject to the exception discussed in Section 12.4(c) of this Agreement, in the event that: (i) a proper Default Notice alleging a Class A Fundamental Default has been served on the Parties and (ii) such Class A Fundamental Default is not cured within the time frame provided in Section 12.2(c) of this Agreement, any Party may file a motion in the Bankruptcy Cases seeking the Bankruptcy Court's determination regarding whether a Class A Fundamental Default as described in the Default Notice has occurred. The Parties agree that an evidentiary hearing regarding whether a Class A Fundamental Default has occurred shall be scheduled at the Bankruptcy Court's earliest convenience.
(b)    In the event that a Party files a motion pursuant to Section 12.4(a) of this Agreement and the Bankruptcy Court rules that the FE Non-Debtor Parties have committed a Class A Fundamental Default, the Debtors, in consultation with the Committee and the Supporting Parties, or the Committee and/or the Supporting Parties if granted authority to pursue rights and remedies under this Agreement pursuant to Section 12.9 of this Agreement, may either (i): terminate this Agreement pursuant to Sections 11.3 and 11.4, as applicable, and 11.7; or (ii) seek specific performance of the Class A Fundamental Default. For the avoidance of doubt, nothing herein shall preclude the Debtors from seeking specific performance or any other remedies against the FE Non-Debtor Parties for a Class A Fundamental Default, provided, however, that if the Debtors elect to receive specific performance, and the FE Non-Debtor Parties perform, the Party Releases shall not be revoked.
(c)    Solely in the event that: (i) a Class A Fundamental Default occurs on the Plan Effective Date; (ii) (A) the FE Non-Debtor Parties did not provide a Plan Effective Date Insufficiency Notice pursuant to Section 12.3 of this Agreement prior to the Plan Effective Date, or, (B) if the FE Non-Debtor Parties did provide such notice, the Bankruptcy Court subsequently ruled that the conditions provided in Section 10.2 of this Agreement have been satisfied, and (iii) the FE Non-Debtor Parties either: (x) in the case of (ii)(A) above, do not cure such Class A Fundamental Default within the applicable time frame provided by Section 12.2(c) of this Agreement or such other time as the Bankruptcy Court may order prior to the expiration of applicable the cure period set forth in Section 12.2(c) or (y) in the case of (ii)(B) above, fail to reasonably cooperate in scheduling the Plan Effective Date pursuant to Section 12.3 of this Agreement or perform its obligations due on the mutually agreed upon Plan Effective Date, the Debtors may declare that a Class A Fundamental Default has occurred and, in consultation with the Committee and the Supporting Parties, immediately terminate this Agreement, notwithstanding the provisions of Section 11.7 of this Agreement.
Section 12.5     Resolution of Class B Fundamental Defaults.
(a)    The Parties agree that if the Bankruptcy Court determines that a Class B Fundamental Default has occurred, the Bankruptcy Court must also determine the actions, or set forth a process for determining, payments, or combination thereof that will cure that default.

(b)    In the event that: (i) a proper Default Notice alleging a Class B Fundamental Default is provided to the Parties and (ii) the FE Non-Debtor Parties do not cure such Class B Fundamental Default pursuant to the Default Notice within the time frames provided by Section 12.2(c) of this Agreement, the Party who provided the Default Notice may file a motion in the Bankruptcy Cases for a determination of: (i) whether a Class B Fundamental Default Occurred and (ii) the proper cure of such Class B Fundamental Default. The Parties agree that an evidentiary hearing regarding whether a Class B Fundamental Default has occurred and the proper cure of such Class B Fundamental Default shall be scheduled on an expedited basis, with the goal of having such hearing within 45 days of the expiration of the cure period provided by Section 12.2(c) of this Agreement.
(c)    In the event that a Party files a motion in the Bankruptcy Court pursuant to Section 12.5(b) of this Agreement and the Bankruptcy Court determines: (i) that a Class B Fundamental Default has occurred; and (ii) the proper cure of such Class B Fundamental Default, the FE Non-Debtor Parties shall have ten business days, or such other time deemed reasonable by the Bankruptcy Court, to comply with the Bankruptcy Court's order. In the event that the FE Non-Debtor Parties do not comply with Bankruptcy Court's order within such time frame, the Debtors, in consultation with the Committee and the Supporting Parties, or the Committee and/or the Supporting Parties if granted authority to pursue rights and remedies under this Agreement pursuant to Section 12.9 of this Agreement, may terminate this Agreement in accordance with Sections 11.3 and 11.4, as applicable, and 11.7.
Section 12.6     Other Defaults.
(a)    If any Party believes that another Party is in default of its obligations under the Agreement, other than a Fundamental Default, that Party must deliver a Default Notice within 21 days of learning of the occurrence of the applicable default. The Default Notice must: (i) identify separately and with specificity each and every default of which the non-defaulting Party is aware; and (ii) for each default, identify the date on which the non-defaulting Party learned of the default. In the event that such Party fails to deliver a Default Notice to each of the other Parties within 21 days of learning of the possible occurrence of a default other than a Fundamental Default, only such Party shall be deemed to have waived such default.
(b)    Upon receipt of a Default Notice, the defaulting Party shall have the Cure Period to cure such default through performance of the applicable obligation or covenant.
(c)     If a default identified in a Default Notice is not cured under Section 12.6(b) of this Agreement within the Cure Period, the defaulting Party, the non-defaulting Party who provided the Default Notice and any other non-defaulting Party who chooses to participate shall, for a period of 10 days, engage in good faith discussions and negotiations in an attempt to resolve the default and any disputes related to the Default Notice. If, after that 10-day period, the defaulting Party and the non-defaulting Party who provided the Default Notice have been unable to reach a resolution, the Party who provided the Default Notice may file a motion in the Bankruptcy Cases for a determination of whether a default as described in the Default Notice has occurred.

Section 12.7     Resolution of Other Defaults.
(a)    The Parties agree that if the Bankruptcy Court determines that a default (other than a Fundamental Default) under the Agreement has occurred, the Bankruptcy Court must also determine the actions, payments, or combination thereof that the Bankruptcy Court finds will cure that default.
(b)    If the Bankruptcy Court enters an order determining that a Party is in default, but not because of a Fundamental Default, of its obligations under the Agreement, the defaulting Party may, in its sole discretion, perform the actions, payments or combination thereof that the Bankruptcy Court finds in such order will cure that default unless such Party obtains a stay pending the Party's appeal of the decision of the Bankruptcy Court.
Section 12.8     Settlement Effective Date, Condition Failure Scenarios, or Adverse Rulings. Upon the learning of the occurrence or existence of: (a) the failure of the Debtors to obtain the Settlement Approval Order on or prior to September 28, 2018, pursuant to Section 4.1 of this Agreement, (b) a Condition Failure Scenario, or (c) an Adverse Ruling, the FE Non-Debtor Parties or the Debtors, as applicable, must promptly provide written notice of such occurrence to the other Parties. Upon receipt of such written notice by all of the applicable Parties, the FE Non-Debtor Parties shall then have 30 days to determine, in their sole discretion, whether (i) to waive the occurrence described in (a), (b), or (c) in the preceding sentence or (ii) to terminate this Agreement in accordance with Section 11.2 of this Agreement. In the event that the FE Non-Debtor Parties do not terminate this Agreement in accordance with Section 11.2 within 30 days of the receipt of written notice of such occurrence, such occurrence (including all underlying facts and events) will be deemed waived by the FE Non-Debtor Parties for all purposes hereunder; provided, however, that notwithstanding the expiration of the foregoing 30‑day period, the FE Non-Debtor Parties shall not be deemed to waive any rights under Section 11.6. For the purposes of this Section 12.8 the Debtors and the FE Non-Debtor Parties agree that they will not take the position that this Section 12.8 is not binding due to the Settlement Approval Order having not been entered.
Section 12.9     Controlling Party. In the event of any dispute between the FE Non-Debtor Parties, on the one hand, and any of the other Parties, on the other hand, subject to the provisions of this Article XII, the Debtors shall have the sole and exclusive right to act on behalf of all Parties other than the FE Non-Debtor Parties for all purposes under this Article XII, including, for the avoidance of doubt, the exercise of rights and remedies against the FE Non-Debtor Parties as set forth in this Article XII; provided, that the Debtors shall consult with the Committee and the Supporting Parties in connection with any such actions, and provided, further, that the Committee and the Supporting Parties may petition the Bankruptcy Court for the right to pursue rights and remedies to the extent the Committee or the Supporting Parties believes that the Debtors are failing to proceed in a commercially reasonable manner in respect of enforcing any rights or remedies under this Agreement; and provided, further, that the Committee and the Supporting Parties may seek relief against the Debtors under the provisions of this Article XII for any defaults by the Debtors under this Agreement.

ARTICLE XIII
MISCELLANEOUS
Section 13.1     Relationship of the Parties.
(a)    The Parties agree that in performing their obligations hereunder, each shall be considered an independent party, and not the agent, servant, or employee of any other Party.2
(b)    Nothing contained in this Agreement shall be construed to constitute or create a joint venture, trust, partnership, fiduciary relationship, or other relationship among the Parties for any purpose (including without limitation for any tax purpose) whereby any Party would be liable for the acts and deeds of any other Party.
(c)    Nothing contained in this Agreement, including the FE Non-Debtor Parties' payment obligations under Article II hereof, shall create any third party beneficiary rights in any other Person.
Section 13.2     No Admissions.
(a)    The FE Non-Debtor Released Parties deny all charges of wrongdoing or liability with respect to each and all of the Claims, Causes of Action, contentions that were alleged or that could have been alleged by the Debtors their estates or creditors with respect to the various disputes resolved pursuant to this Agreement, and the claims and Causes of Action released pursuant to the terms of this Agreement.
(b)    This Agreement, the fact of its existence, any documents related hereto, the Settlement Approval Order and the FES Plan Documents shall in no event be deemed a presumption, concession, or admission by the FE Non-Debtor Released Parties of (i) any fault, liability, or wrongdoing as to any facts, Claims or contentions that have been or might be alleged or asserted in connection with the various disputes that are the subject of this Agreement and the released Causes of Action or (ii) any infirmity in the defenses that the FE Non-Debtor Released Parties could have asserted, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used in any manner by any Person, or in any other action or proceeding, whether civil, criminal, or administrative, for any purpose other than to enforce the terms of this Agreement, and for the FE Non-Debtor Released Parties to argue that it has res judicata, collateral estoppel, or other issue or claim preclusion effect.
Section 13.3     Fees and Expenses. The Parties shall each be responsible for their respective fees and expenses incurred in connection with the negotiation, Execution, and implementation of this Agreement, except to the extent that the Debtors (a) have contracted to pay any Party's expenses pursuant to a separate agreement or (b) are required to pay such

2 To be discussed.

expenses under applicable bankruptcy law. The Parties reserve all rights to seek attorneys' fees pursuant to the Federal Rules of Civil Procedure or applicable law.
Section 13.4     Privilege. Notwithstanding the language of this Agreement, nothing herein shall be interpreted to require the Parties to waive or to have effectuated a waiver of any claim of attorney-client privilege, attorney work product, or other applicable privilege that may apply to any document or information.
Section 13.5     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators, and representatives.
Section 13.6     Governing Law; Jurisdiction. This Agreement will be governed by the laws of the State of Ohio (or federal law, where applicable), without regard to its conflicts of laws principles that would require the law of another jurisdiction to be applied. For so long as the Bankruptcy Cases remain open, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to disputes arising in connection with the interpretation, implementation, or enforcement of this Agreement. Each of the Parties irrevocably (a) submits and consents in advance to the exclusive jurisdiction of the Bankruptcy Court solely for the purposes described in the preceding sentence; and (b) waives any objection that such Party may have based upon lack of personal jurisdiction, improper venue, forum non conveniens, or the Bankruptcy Court's lack of subject matter jurisdiction. After the close of the Bankruptcy Cases, the United States District Court for the Northern District of Ohio shall have exclusive jurisdiction of all matters arising out of, and related to, disputes arising in connection with the interpretation, implementation, or enforcement of this Agreement, and each of the Parties irrevocably (a) submits and consents in advance to the exclusive jurisdiction of that court solely for the purposes described in this sentence; and (b) waives any objection that such Party may have based upon lack of personal jurisdiction, improper venue, forum non conveniens, or that court's lack of subject matter jurisdiction.
Section 13.7     Entire Agreement. This Agreement, the exhibits and schedules hereto, and the Settlement Approval Order constitute the complete and entire agreement among the Parties with respect to the matters contained in this Agreement, and supersede all prior agreements, negotiations, and discussions among the Parties with respect thereto.
Section 13.8     Non-Reliance. Each of the Signatories acknowledges that, in entering into this Agreement, it is not relying upon any representations or warranties made by anyone other than those representations, warranties, terms and provisions expressly set forth in this Agreement, the exhibits and schedules hereto.
Section 13.9     Notices. Any notice required or desired to be served, given, or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given, or delivered if provided by overnight delivery, personal delivery, or upon receipt of e-mail delivery, as follows:

(a)	If to the Debtors: FirstEnergy Solutions Corp. 76 S Main Street Akron, OH 44308
Attn: Donald Schneider
Attn: Rick Giannantonio
rgiannantonio@firstenergycorp.com

with a copy to:	Akin Gump Strauss Hauer & Feld LLP Robert S. Strauss Building 1333 New Hampshire Avenue, NW Washington, DC 20036-1564
Attn: Scott L. Alberino
Email: salberino@akingump.com

(b)	If to the FE Non-Debtor
Parties:    FirstEnergy Corp.
76 S Main Street
Akron, OH 44308
Attn: Gary Benz
Attn: Robert Reffner
Email: rreffner@firstenergycorp.com

with a copy to:	JONES DAY 901 Lakeside Avenue Cleveland, OH 44114-1190
Attn: Heather Lennox
Email: hlennox@jonesday.com
(c)    If to the Ad Hoc
Noteholders Group:    Kramer Levin Naftalis & Frankel
1177 Avenue of the Americas
New York, NY 10036
Attn: Joshua K. Brody
Email: jbrody@kramerlevin.com
(d)    If to the Bruce Mansfield
Certificateholders Group:    O'Melveny & Myers LLP
Time Square Tower
7 Times Square
New York, NY 10036
Attn: Andrew Parlen
Email: aparlen@omm.com
and

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attn: George A. Davis
Email: george.davis@lw.com

(e)	If to the Committee: Milbank, Tweed, Hadley & McCloy LLP 28 Liberty Street New York, NY 10005-1413 Attn: Evan Fleck
Email: efleck@milbank.com
Section 13.10     Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the FE Non-Debtor Parties or the Debtors, as applicable, will be entitled, including pursuant to Sections 6.1(c) and 12.4(b) of this Agreement, as applicable, to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in the Bankruptcy Court or any other court specified in Section 13.6 without the need to post a bond or other security, provided, however, that incidental, consequential, and punitive damages shall not be an available as damages to any Party.
Section 13.11     Amendment; Waiver. It is expressly understood and agreed that this Agreement, including without limitation the instant section, may not be altered, amended, modified, or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of each of the Parties, and the Parties further acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever. The agreement of the Ad Hoc Noteholders Group and the Bruce Mansfield Certificateholders Group to any alteration, amendment or modification to this Agreement requiring their consent shall be effective upon the written consent of the Requisite Noteholders and the Requisite Certificateholders, respectively. In addition, no failure on the part of any Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.
Section 13.12     Representation by Counsel. Each Signatory acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Signatory with a defense to the enforcement of the terms of this Agreement against such Signatory based upon lack of legal counsel shall have no application and is expressly waived.
Section 13.13     Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
Section 13.14     Counterparts. This Agreement may be Executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an Executed signature page of this Agreement by facsimile or other electronic means shall be as effective as delivery of a manually Executed signature page of this Agreement.
[Remainder of page is intentionally blank]

IN WITNESS WHEREOF, the Signatories hereto have Executed this Agreement on the day and year listed below.

FirstEnergy Solutions Corp., on behalf of itself and its direct and indirect subsidiaries.
By:	/s/ Kevin T. Warvell
	Its:	VP, FES Chief Financial Officer, Treasurer & Corporate Secretary
	Date:	August 24, 2018

FirstEnergy Nuclear Operating Company
By:	/s/ Kevin T. Warvell
	Its:	VP, FES Chief Financial Officer, Treasurer & Corporate Secretary
	Date:	August 24, 2018

FirstEnergy Corp., on behalf of itself and its direct and indirect non-Debtor subsidiaries.
By:	/s/ Steven R. Staub
	Its:	Vice President and Treasurer
	Date:	August 24, 2018

[Additional Signature Pages to Follow]

ACKNOWLEDGED AND AGREED:

OFFICIAL COMMITTEE OF UNSECURED
CREDITORS OF FIRSTENERGY SOLUTIONS
CORP. ET AL., by its Co-Chairs

BNSF Railway Company

By: /s/ Munsoor Hussain
Name:     Munsoor Hussain
Title:        Assistant General Tax Counsel

WILMINGTON SAVINGS FUND SOCIETY, FSB,
in its capacity as the indenture trustee for the lessor
notes issued under six indentures with Mansfield
2007 Trusts A-F and its capacity as pass through
Trustee under the pass through trust agreement with
FirstEnergy Generation, LLC and FirstEnergy
Solutions Corp. for the pass through certificates
issued in connection with the sale-leaseback
transaction for Unit I of the Bruce Mansfield Plant

By: /s/ Patrick J. Healy
Name:     Patrick J. Healy
Title:        Senior Vice President and Director

Avenue Capital Management II L.P. BY: its General Partner, Avenue Capital Management II GenPar, LLC and on behalf of funds it manages
By:	/s/ Sonia Gardner
Name:
Title:
Date:

Notice Address:
Attn: Stephen Burnazian
Email: sburnazian@avenuecapital.com
With a copy to:

FIDELITY ADVISOR SERIES I: Fidelity Advisor Balanced Fund - High Grade Sub

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY ADVISOR SERIES II: Fidelity Advisor Limited Term Bond Fund

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY CENTRAL INVESTMENT PORTFOLIOS II LLC: Fidelity Investment
Grade Bond Central Fund

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY GARRISON STREET TRUST: Fidelity Variable Insurance Products
Investment Grade Central Fund

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY INCOME FUND: Fidelity Total Bond Fund - High Grade Sub

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY PURITAN TRUST: Fidelity Balanced Fund - High Grade Sub

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY PURITAN TRUST: Fidelity Puritan Fund - High Grade Sub

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY SALEM STREET TRUST: Fidelity Investment Grade Bond Fund

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY SALEM STREET TRUST: Fidelity Series Investment Grade Bond Fund - Investment Grade Subportfolio

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY U.S. BOND INVESTMENT TRUST

By: FIDELITY INVESTMENTS MONEY MANAGEMENT, INC., solely in its capacity as Investment Advisor, Sub - Advisor or as otherwise authorized

By: /s/ Marcus Spector
Name:     Marcus Spector
Title:        Deputy Treasurer

Notice Address:    245 Summer Street
Boston, MA 02210

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST - AZL Pyramis Total Bond Fund - Core Sub Account

By: FIAM LLC, solely in its capacity as Investment Advisor, Sub - Advisor, Attorney-in-Fact or as otherwise authorized

By: /s/ Daniel Campbell
Name:     Daniel Campbell
Title:        VP

Notice Address:    900 Salem Street
Smithfield, RI 02917

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST - AZL Pyramis Multi-Strategy Fund - Core Sub Account

By: FIAM LLC, solely in its capacity as Investment Advisor, Sub - Advisor, Attorney-in-Fact or as otherwise authorized

By: /s/ Daniel Campbell
Name:     Daniel Campbell
Title:        VP

Notice Address:    900 Salem Street
Smithfield, RI 02917

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIAM BROAD MARKET DURATION FUND, LLC

By: FIAM LLC, solely in its capacity as Investment Advisor, Sub - Advisor, Attorney-in-Fact or as otherwise authorized

By: /s/ Daniel Campbell
Name:     Daniel Campbell
Title:        VP

Notice Address:    900 Salem Street
Smithfield, RI 02917

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIDELITY RUTLAND SQUARE TRUST II: Strategic Advisers Core Income Fund - FIAM Core Investment Grade Subportfolio

By: FIAM LLC, solely in its capacity as Investment Advisor, Sub - Advisor, Attorney-in-Fact or as otherwise authorized

By: /s/ Daniel Campbell
Name:     Daniel Campbell
Title:        VP

Notice Address:    900 Salem Street
Smithfield, RI 02917

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

FIAM GROUP TRUST FOR EMPLOYEE BENEFIT PLANS: -FIAM Broad Market Duration Commingled Pool

By: FIDELITY INSTITUTIONAL ASSET MANAGEMENT TRUST COMPANY, solely in its capacity as Trustee, Investment Advisor, Attorney-in-Fact or otherwise authorized

By: /s/ Daniel Campbell
Name:     Daniel Campbell
Title:        VP

Notice Address:    900 Salem Street
Smithfield, RI 02917

With a copy to:
Christine Ayotte-Brennan
Fidelity Investments, Fixed Income Legal
One Spartan Way, TS2T
Merrimack, NH 03054
christine.ayotte-brennan@fmr.com

Nuveen Asset Management, LLC, as investment adviser on behalf of certain fund/s accounts, severally and not jointly.
By:	/s/ Stuart J. Cohen
	Name:	Stuart J. Cohen
	Title:	Managing Director & Head of Legal
	Date:	8/22/18

Notice Address:
Nuveen Asset Management, LLC
333 W Wacker Drive
Chicago IL 60606
Attn: Legal Dept

With a copy to:
Nuveen Asset Management, LLC
333 W Wacker Drive
Chicago IL 60606
Attn: Doug Johnston

FE Settlement Agreement Signature Page

USAA Asset Management
By:	/s/ John P. Toohey
	Name:	John Toohey
	Title:	VP
	Date:	08/22/2018

Notice Address:
USAA
A03E
9800 Fredericksburg Rd
San Antonio, TX 78288
Attn: Hal Candland, Tim Caffrey
Email: hal.candland@usaa.com, timothy.caffrey@usaa.com

P. Schoenfeld Asset Management LP BY: P. Schoenfeld Asset Management LP on behalf of certain funds and accounts, solely in their capacity as a holder of Bruce Mansfield Certificate Claims
By:	/s/ Alan Chan
	Name:	Alan Chan
	Title:	CCO and Counsel
Date:

Notice Address:    P. Schoenfeld Asset Management LP
1350 Avenue of the Americas, 21st Floor
New York, NY 10013

Attn:             Philip E. Brown
Email:            pbrown@psam.com

With a copy to:    achan@psam.com

Signature page to Settlement Agreement - August 2018

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY on its own behalf and on behalf of its Group Annuity Separate Account
BY: THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, solely in its capacity as a holder of Bruce Mansfield Certificate Claims

By:	/s/ Ramona Rogers-Windsor
	Name:	Ramona Rogers-Windsor
	Title:	Authorized Representative
Date:

Notice Address:    720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Attn:     Ramona Rogers-Windsor
Email:    rrogerswindsor@northwesternmutual.com

With a copy to:    Anne Brower
annebrower@northwesternmutual.com

CITADEL EQUITY FUND LTD. BY: Citadel Advisors LLC, its Portfolio Manager, solely in its capacity as a holder of Bruce Mansfield Certificate Claims
By:	/s/ Michael Weiner
	Name:	MICHAEL WEINER
	Title:	Authorized Signatory
	Date:	August 23, 2018

Notice Address:    c/o Citadel Enterprise Amewr9icas
131 South Dearborn Street
Chicago, Illinois 60603

Attn:     Legal Department
Email:    CitadelAgreementNotice@citadel.com

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC., on behalf of certain holders of Bruce Mansfield Certificate Claims
By:	/s/ Lawrence J. Griffin
	Name:	Lawrence J. Griffin
	Title:	General Counsel / CCO
	Date:	08/23/2018

Notice Address:

Legal & General Investment Management America, Inc.
71 S. Wacker Drive
Suite 800
Chicago, Illinois 60606
Attn:     Legal Department
Email:    legallgima@lgima.com

LOOMIS, SAYLES & COMPANY, L.P., as investment manager,
on behalf of one or more discretionary accounts holding Bruce Mansfield Certificate Claims, solely in their respective capacities as holders of Bruce Mansfield Certificate Claims

By: Loomis, Sayles & Company, Incorporated
Its General Partner

By: /s/ Thomas H. Day

Name:     Thomas H. Day

Title:        Assistant General Counsel

Date:

Notice Address:

Attn: Colin Wilson Murphy
Email: cwilsonmurphy@loomissayles.com

With a copy to:

VR Global Partners, L.P.

BY:    VR Global Partners, L.P., solely in its capacity as a holder of Bruce Mansfield Certificate Claims

By: /s/ Emile du Toit
Name: Emile du Toit
Title: Authorized signatory
Date: August 23, 2018

Notice Address:

Niddry Lodge, 51 Holland Street, First Floor, London, W8 7JB, UK

Attn: Operations
Email: backoffice@vr-capital.com

Serengeti Asset Management, LP, on behalf of its managed funds, solely in their capacity as holders of Bruce Mansfield Certificate Claims
By:	/s/ Marc Baum
	Name:	Marc Baum
	Title:	Director
	Date:	August 23, 2018

Notice Address:    Serengeti Asset Management, LP
632 Broadway
New York, NY 10012

Attn:    Marc Baum
Email:    mbaum@serengeti-am.com

With a copy to:    A.J. Martinez
ajmartinez@serengeti-am.com

EXHIBIT A

AGREED TERMS OF RESOLUTION OF MANSFIELD IT CLAIMS
The ad hoc group of holders of the 6.85% pass-through certificates (the "Mansfield Certificateholders Group") issued in connection with the Bruce Mansfield Unit 1 leveraged lease transaction (the "Leveraged Lease Transaction") and the ad hoc group of holders of pollution control and corporate notes (the "Ad Hoc Noteholder Group" and, together with the Mansfield Certificateholders Group, the "Parties") hereby agree to support a resolution of Claims (the "Mansfield IT Claims") held by Wilmington Savings Fund Society, FSB in its capacity as lease indenture trustees under the Bruce Mansfield leveraged lease documents (the "Mansfield ITs") on the terms set forth herein, subject to acceptable documentation in definitive agreements. This agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties, and is protected by Federal Rule of Evidence 408 and all other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions.

•
Treatment of the Undivided Interest: In consideration of the treatment of the Mansfield IT Claims set forth herein, the following property shall be deemed and treated as unencumbered property of the Debtors' estates: (a) the 93.825% undivided interest in Unit 1 of the Bruce Mansfield Facility that is the subject of the Leveraged Lease Transaction and (b) any and all insurance proceeds to which the Mansfield ITs might otherwise be entitled on account of its rights under the Leveraged Lease Transaction.

•
Claim Amount: The Mansfield IT Claims will be allowed in the amount of $786,763,400, i.e., the outstanding amount of principal and accrued interest on the pass‑through certificates as of the petition date (the "Allowed Mansfield IT Claims").

•
Liable Debtors and Priority: The Allowed Mansfield IT Claims will be allowed as unsecured Claims against each of FirstEnergy Generation Mansfield Unit 1 Corp. ("BMU1C"), FirstEnergy Generation, LLC ("FG"), FirstEnergy Nuclear Generation, LLC ("NG"), and FirstEnergy Solutions Corp. ("FES"), as unsecured Claims.

•
Support Obligations: The proposal set forth herein shall be incorporated into a chapter 11 plan and/or settlement pursuant to Bankruptcy Rule 9019, in each case reasonably acceptable to the Parties and the Mansfield ITs (such a plan or settlement, including all exhibits and supplements thereto, an "Acceptable Plan"). The Parties shall use best efforts to negotiate, and cause the Debtors and the Official Committee of Unsecured Creditors (the "UCC") appointed in the Debtors' cases to become party to, a restructuring support agreement (the "RSA") pursuant to which the Parties, the Debtors, and the UCC agree to support confirmation or approval of such Acceptable Plan, subject to the terms and conditions set forth in the RSA.

•
Sharing of BMU1C Recovery: The Parties agree that any recovery to the Mansfield ITs on account of the Mansfield IT Claims against BMU1C shall be shared pro rata by the Mansfield ITs and the holders of unsecured pollution control notes and FES corporate bonds, based on the proportion that the allowed amounts of each of the Mansfield IT Claims (as allowed pursuant hereto), on the one hand, and unsecured pollution control notes and FES corporate bonds, on the other, in each case against FES, bear to the aggregate allowed amount of Mansfield IT Claims, unsecured pollution control notes, and FES corporate bonds at FES.

•
Treatment of Secured PCN Claims: The Parties agree that to the extent that an Acceptable Plan includes a chapter 11 plan of reorganization that includes the continued ownership by the reorganized Debtors of the generating assets of FG and/or NG, the PCNs secured by such assets shall be paid in full (which payment may be in the form of replacement notes or reinstatement of the PCNs). The Parties shall work in good faith to incorporate into an Acceptable Plan mutually agreeable terms consistent with this provision.

•
Litigation Standstill: The Parties agree that upon the effectiveness of the RSA, the parties thereto shall cease and desist from any and all ongoing litigation activities, including activities contemplated by the Mansfield Issues Protocol, with respect to the allowance and priority status of the Mansfield IT Claims, except to the extent the Mansfield IT Claims are the subject of an objection or other litigation at such time or thereafter.

•
Capital Support: The Parties agree that any capital or credit support for regulatory obligations required in respect of the nuclear assets owned by NG shall, to the extent not required or used for such purpose, be made available for distribution to the Debtors' existing unsecured creditors (whether or not such distribution occurs prior to, upon, or after the Debtors' emergence from chapter 11). The Parties shall work in good faith to incorporate into an Acceptable Plan mutually agreeable terms consistent with this provision.

•
Coordination: The Mansfield Certificateholders Group and Ad Hoc Noteholder Group agree to reasonably cooperate and coordinate in negotiations with the Debtors and the Committee on all material issues concerning the Debtors' restructuring, including, without limitation, pursuit of a chapter 11 plan, material asset sales, exit financing, Claims resolution, and valuation matters

SCHEDULE

Date	Description
June 1, 2018	Deadline to file Mansfield Parties' proofs of Claims concerning rejection of the Rejected Operative Documents
August 24, 2018
Deadline to substantially complete priority document discovery (it being understood that all Parties will produce responsive materials on a rolling basis in advance of such date as provided in paragraph 12 of this Stipulation and Protocol)

September 28, 2018
Deadline for Debtors to file the Mansfield Adversary Proceeding Complaint, if necessary in light of the Proposed Mansfield IT Claims Settlement
Deadline to file objection(s) to the Mansfield Parties' proofs of Claim,[3] if necessary in light of the Proposed Mansfield IT Claims Settlement

October 12, 2018	Fact witness depositions commence. Deposition notices or subpoenas to be served not fewer than 14 days before deposition date.
December 12, 2018	Deadline to complete fact discovery
February 14, 2019	Deadline to complete expert discovery.[4]
February 15, 2019	Deadline for commencement of mediation with respect to the Mansfield Claims and the Mansfield Adversary Proceeding.
March 15, 2019	Mediation terminates, subject to reasonable extension by the Mediator
March 29, 2019, or two weeks after termination of the Mediation, whichever is later.
In the event that mediation does not result in a resolution of the Mansfield Claims and the Mansfield Adversary Proceeding, deadline for the Parties to jointly propose to the Bankruptcy Court a schedule for additional expert discovery, applicable briefing, and hearing.
In the event that the Parties, after good faith efforts, cannot reach agreement on one or more aspects of the schedule, the Parties shall seek the Bankruptcy Court's assistance via preliminary conference or other mechanism.

3 With the exception of MetLife's proofs of Claim, as provided in footnote 3 and Exhibit 4
4 The Parties shall meet and confer on or before December 31, 2018, and shall work in good faith effort to agree upon a schedule for identification of experts, submission of expert reports, and expert depositions.

EXHIBIT B
SETTLEMENT APPROVAL ORDER

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF OHIO
EASTERN DIVISION

	)	Chapter 11
In re:	)
	)	Case No. 18-50757
FIRSTENERGY SOLUTIONS CORP., et al.,[5]	)	(Jointly Administered)
)
Debtors.	)
	)	Hon. Judge Alan M. Koschik
)

ORDER GRANTING MOTION OF DEBTORS TO APPROVE SETTLEMENT
AMONG THE DEBTORS, NON-DEBTOR AFFILIATES AND CERTAIN OTHER SETTLEMENT PARTIES PURSUANT TO 11 U.S.C. §§ 105, 363, 365, AND 502 AND RULE 9019 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE

Upon consideration of the Motion of Debtors to Approve Settlement Among the Debtors, Non-Debtor Affiliates and Certain Other Settlement Parties Pursuant to 11 U.S.C. §§ 105, 363, 365 and 502 and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Motion”)6 for an order (this Order”) approving the settlement agreement attached to this Order as Exhibit 1 (the “Settlement Agreement”) as more fully described in the Motion; the Court having reviewed the Motion and the Declaration of Charles Moore in Support of the Motion of Debtors to Approve Settlement Among the Debtors and the Settlement Parties Pursuant to Rule 9019 of the Federal

5 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: FE Aircraft Leasing Corp. (9245), case no. 18-50759; FirstEnergy Generation, LLC (0561), case no. 18-50762; FirstEnergy Generation Mansfield Unit 1 Corp. (5914), case no. 18-50763; FirstEnergy Nuclear Generation, LLC (6394), case no. 18-50760; FirstEnergy Nuclear Operating Company (1483), case no. 18-50761; FirstEnergy Solutions Corp. (0186); and Norton Energy Storage LLC (6928), case no. 18-50764. The Debtors’ address is 341 White Pond Dr., Akron, OH 44320.
6 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

Rules of Bankruptcy Procedure; and the Court having found that it has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and the Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and the Court having found that venue of the cases and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and the Court having found that the Debtors provided appropriate notice of the Motion and the opportunity for hearing on the Motion under the circumstances; and the Court having determined that the legal and factual bases set forth in the Motion and the evidence presented at the hearing on the Motion establish just cause for the relief granted herein; and upon all of the proceedings had before this Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY FOUND AND DETERMINED THAT:7
A.The Court has jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334.
B.The Motion is a core proceeding pursuant to 28 U.S.C. § 157(b).
C.Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409.
D.Notice of the Motion, the Settlement Agreement, the Amended SSA, the Separation Agreement, the hearing on the Motion, and the form of this Order was adequate and appropriate in all respects and constitutes due, proper, sufficient and timely notice of the Motion, the transactions contemplated thereby and the relief requested therein to all persons entitled thereto in accordance with the requirements of the Bankruptcy Code and the Bankruptcy Rules. No other or further notice

7 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed R. Bankr. P. 7052.

of the Motion, the Settlement Agreement, the Amended SSA, the Separation Agreement, the hearing on the Motion, or this Order is necessary.
E.The Independent Directors have undertaken a thorough, independent review of the settlements and compromises contained in the Settlement Agreement, including, but not limited to, the settlements and compromises between the Debtors and the FE Non-Debtor Parties, and have determined, in the valid exercise of their business judgment, that entry into the Settlement Agreement is in the best interests of the Debtors’ estates and their creditors. In exercising these responsibilities, the Independent Directors were represented by separate independent counsel (the law firm of Willkie Farr & Gallagher LLP).
F.Given the facts and circumstances of these Chapter 11 Cases and the nature of the claims and causes of action that may be asserted by or on behalf of the Debtors and their estates against the FE Non-Debtor Parties, the compromises contained in the Settlement Agreement are fair, reasonable and adequate, in the best interests of the Debtors’ estates and their creditors, and represent a valid and proper exercise of the business judgment of the Debtors and their Independent Directors. In light of the facts and circumstances of the cases, the consideration received by the Debtors under the Settlement Agreement represents reasonably equivalent value for the claims against the FE Non-Debtor Parties that the Debtors are releasing and the other consideration that the Debtors are providing.
G.The Settlement Agreement confers substantial benefits on the Debtors’ estates, by, among other things, providing for: (i) the resolution of the potential claims and causes of action the Debtors and their estates may have against the FE Non-Debtor Parties, on a negotiated basis, and on terms negotiated at arm’s length among the majority of constituencies in these Chapter 11 Cases; (ii) the provision of more than $1.1 billion of total value to the Debtors’ estates by the FE Non-

Debtor Parties through consideration provided under the Settlement Agreement, including cash and debt contributions, the transfer of the economic value of the Pleasants Power Plant, additional support services (and credits for such services) and the waiver of all prepetition and certain postpetition claims against the Debtors; (iii) certainty for the Debtors’ estates regarding the continued provision of shared services by FE Corp. and cooperation on separation activities as the Debtors pursue a successful reorganization; and (iv) the elimination of the substantial expense, delay (including by virtue of potential multiple appeals arising from any judgment that might be obtained if the claims and causes of action were pursued) and risk of loss associated with litigation of the foregoing matters.
H.The Debtors’ performance of their obligations under the Settlement Agreement, including the Debtors’ decision to enter into the Separation Agreement and assume the Amended SSA, their performance of obligations related to the Pleasants Power Plant, and their use of estate funds to satisfy obligations under all of the foregoing agreements, is a sound exercise of the Debtors’ business judgment.
I.The compromise and settlement of claims set forth in the Settlement Agreement substantially exceeds the lowest point in the range of reasonableness. The benefits and consideration that the FE Non-Debtor Parties will provide under the Settlement Agreement are fair, equitable, and constitute adequate consideration for the releases and other consideration that the FE Non-Debtor Parties are to receive under the Settlement Agreement and constitute reasonably equivalent value therefor.
J.The settlement and compromises set forth in the Settlement Agreement are fair and reasonable to, and are in the best interests of, the Debtors and their estates, the other Settlement Parties and the Debtors’ secured and unsecured creditors. The Settlement Parties have exercised their respective rights and powers, and used the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. There is no bona fide basis for any claims or actions against the Debtors, the Supporting Parties, the Committee (or its members) or the FE Non-Debtor Parties arising out of their participation in the negotiation and implementation of the relief requested in the Motion.
K.The settlement and compromises set forth in the Settlement Agreement are the product of arm’s-length negotiations between sophisticated parties, represented by capable counsel and other advisors.
L.Upon entry of this Order, each of the Debtors and each of the other Settlement Parties (i) has full power and authority to enter into and perform all of their obligations under the Settlement Agreement and all other documents contemplated thereby, (ii) has full power and authority to take any and all actions necessary to authorize and approve the Settlement Agreement and the transactions contemplated thereby and has requested and obtained all necessary approvals required to do so, and (iii) is legally authorized to enter into and perform the Settlement Agreement, the Amended SSA and the Separation Agreement and to take any and all actions necessary to authorize, approve and implement the Settlement Agreement, the Amended SSA and the Separation Agreement and the transactions contemplated thereby.
M.The Settlement Agreement and entry of this Order represent a global settlement of multiple litigable issues on an integrated basis. The various settlements and compromises embodied in the Settlement Agreement and this Order are considered by the Settlement Parties on an integrated basis and cannot be severed from one another and considered in isolation.

N.Based on the findings set forth above, as well as the record before this Court, the Court hereby concludes as a matter of law that the Settlement Agreement satisfies the legal requirements for approval of a settlement under Bankruptcy Rule 9019(a).
ACCORDINGLY, IT IS HEREBY ORDERED AS FOLLOWS:
1.The Motion is granted as set forth herein, and any objections to the Motion not previously withdrawn, waived or settled, and all reservations of rights included therein, are hereby overruled with prejudice.
2.Pursuant to Bankruptcy Rule 9019(a), the Settlement Agreement, a true and correct copy of which is attached hereto as Exhibit 1, is hereby approved in its entirety, and the failure to specifically describe or include herein any particular provision in the Settlement Agreement shall not diminish or impair the effectiveness of any such provision. The Settlement Agreement shall be fully binding on and effective as to each and all of the Settlement Parties.
3.The settlement and compromises set forth in the Settlement Agreement, and the execution and delivery of the Settlement Agreement, the Amended SSA and the Separation Agreement by the Settlement Parties, are hereby approved.
4.The Debtors and each of the other Settlement Parties are authorized and directed to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any and all actions reasonably necessary or appropriate to consummate, complete, execute, and implement the Settlement Agreement, the Amended SSA and the Separation Agreement in accordance with the terms and conditions thereof.
5.This Order (including the Settlement Agreement attached hereto), together with all of the findings of fact and conclusions of law contained herein and as set forth on the record of the hearing on the Motion, is and shall be final, binding and effective on all parties in interest in the

Debtors’ Chapter 11 Cases (including, but not limited to, any subsequently appointed chapter 11 or chapter 7 trustee or any representative of any of the Debtors’ estates appointed pursuant to 11 U.S.C. § 1123), as well as on each of the Settlement Parties and each of their present and former parents, affiliates, direct and indirect subsidiaries, directors, shareholders, officers, managers, predecessors, successors and assigns.
6.The Party Releases (as defined in the Settlement Agreement) contained in Section 6.1 of the Settlement Agreement are hereby approved. Subject to Sections 11.7, 12.4 and 12.5 of the Settlement Agreement, each of the Parties to the Settlement Agreement (other than the FE Non-Debtor Parties) shall be deemed to have released the FE Non-Debtor Released Parties (as defined in the Settlement Agreement) of and from all claims and Causes of Action (as defined in the Settlement Agreement), that could be asserted against any of the FE Non-Debtor Released Parties by any of the Settlement Parties (other than the FE Non-Debtor Released Parties) as of the Settlement Effective Date based on or in any way relating to, or in any manner arising from, in whole or in part, or out of (i) any Debtor, their businesses, or their property; (ii) any claims or Causes of Action against the FE Non-Debtor Released Parties or their property arising in connection with any intercompany transactions or other matters arising in or related to the conduct of the Debtors’ business; or (iii) the formulation, preparation, negotiation, dissemination, implementation, administration, or consummation of the Settlement Agreement, or other agreement or document related to the Settlement Agreement or the claims or Causes of Action resolved by the Settlement Agreement; provided, however, that the Party Releases granted herein shall become null and void and of no further force and effect, without further order of this Court, if the Settlement Agreement is properly terminated in accordance with the terms set forth therein, except that, only the Party Releases granted by the Bruce Mansfield Certificateholders Group shall become null and void and of no further force and effect if this Agreement is properly partially terminated pursuant to Section 11.5 of the Settlement Agreement in accordance with Section 11.7 of the Settlement Agreement.
7.In the event of a Condition Failure Scenario or an Adverse Ruling and termination of the Settlement Agreement pursuant to Section 11.2 thereof, the FE Non-Debtor Parties shall be entitled to reimbursement on a superpriority administrative expense basis for the actual costs of goods and services provided to the Debtors pursuant to the Settlement Agreement. However, in the event that the Settlement Agreement is terminated pursuant to Section 11.7, as provided in Sections 11.3, 11.4, or 11.6, thereof, the FE Non-Debtor Parties shall not be entitled to reimbursement on a superpriority administrative expense basis.
8.Each of the Settlement Parties and each of their respective present and former parents, affiliates, subsidiaries, directors, shareholders, lawyers, financial advisors, consultants, representatives, agents, officers, managers, members, predecessors, successors and assigns, shall have no liability whatsoever for any claims, demands, suits, actions or causes of action arising out of their participation in the negotiation, preparation and implementation of the Settlement Agreement, and the relief requested in the Motion.
9.To the extent of any inconsistency between this Order and the Settlement Agreement, the Settlement Agreement shall govern.
10.This Order shall constitute findings of fact and conclusions of law (in addition to such findings and conclusions as stated on the record of the hearing on the Motion) and, notwithstanding the possible applicability of any provision of the Bankruptcy Rules, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.
11.Each of the Settlement Parties (other than the FE Non-Debtor Released Parties) is barred from pursuing, commencing, or continuing in any manner any action or other proceeding against the FE Non-Debtor Released Parties (as defined in the Settlement Agreement) on account of, in connection with, or with respect to any claims or Causes of Action that are released pursuant to Section 6.1 of the Settlement Agreement and this Order; provided, that nothing herein shall bar or enjoin the pursuit, commencement, or continuation of any action or other proceeding on account of or in connection with any Cause of Action for which the release under Section 6.1 is revoked in accordance with, and subject to, the terms and conditions set forth in the Settlement Agreement.
12.The Settlement Agreement and this Order constitute and evidence the valid and binding obligations of the Settlement Parties, which obligations are essential to the Debtors' reorganization and shall be enforceable by each Settlement Party against each other Settlement Party in accordance with the terms of the Settlement Agreement and this Order.
13.Neither the Settlement Agreement nor this Order shall be deemed a presumption, concession, or admission by any Settlement Party of (i) any fault, liability, or wrongdoing as to any facts, claims, or contentions that have been or might be alleged or asserted in connection with the various disputes that are the subject of the Settlement Agreement and releases set forth therein or (ii) any infirmity in the claims or defenses that any Settlement Party could have asserted in any other action or proceeding, whether civil, criminal, or administrative.
14.The failure to mention any provision of the Settlement Agreement in this Order shall not impair its efficacy, it being the intent and effect of this Order that the Settlement Agreement and the compromises and agreements contained therein are approved in all respects and all relief contemplated by the Settlement Agreement is hereby granted.
15.Nothing contained in the Settlement Agreement, including the FE Non-Debtor Parties’ payment obligations under Article II thereof, shall create any third party beneficiary rights in any other Person.

16.The effect of this Order shall survive the conversion, dismissal, and/or closing of these Chapter 11 Cases, appointment of a chapter 11 trustee, confirmation of a plan of reorganization or liquidation, and/or the substantive consolidation of some or all of these Chapter 11 Cases, including with any other case or cases.
17.The Settlement Parties are authorized to take all actions necessary to comply with the terms of the Settlement without the need for further orders from this Court.
18.This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Order or the Settlement Agreement.

# # #

SUBMITTED BY:

/s/ DRAFT
BROUSE MCDOWELL LPA
Marc B. Merklin (0018195)
Kate M. Bradley (0074206)
Bridget A. Franklin (0083987)
388 South Main Street, Suite 500
Akron, OH 44311-4407
Telephone: (330) 535-5711
Facsimile: (330) 253-8601
mmerklin@brouse.com
kbradley@brouse.com
bfranklin@brouse.com

  - and -

AKIN GUMP STRAUSS HAUER & FELD LLP
Ira Dizengoff (admitted pro hac vice)
Abid Qureshi (admitted pro hac vice)
Joseph Sorkin (admitted pro hac vice)
Brad Kahn (admitted pro hac vice)
One Bryant Park
New York, New York 10036
Telephone: (212) 872-1000
Facsimile: (212) 872-1002
idizengoff@akingump.com
lbeckerman@akingump.com
dbotter@akingump.com
bkahn@akingump.com

         - and -

Scott Alberino (admitted pro hac vice)
Kate Doorley (admitted pro hac vice)
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Telephone: (202) 887-4000
Facsimile: (202) 887-4288
salberino@akingump.com
kdoorley@akingump.com

Counsel for Debtors and Debtors in Possession

EXHIBIT C
UPFRONT PAYMENT EXAMPLE

Market Data Source: Bloomberg
Illustrative Emergence Date: August 21, 2018

I.	Calculation of coupon rate on the new FE Notes

II.	Calculation of discount rate

III.	Calculation of present value of new FE Notes

IV.	Calculation of Upfront Payment

EXHIBIT D
NOL PAYMENT EXAMPLE

D-1

Scenario 1
A.     NOL purchase for 2018 ends up being $150M and FE makes payments of $62M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FE pays $88M to FES on Plan Effective Date

•	If Plan Effective Date occurs after filing 2018 tax return, FE makes no payment upon filing return but pays $88M to FES on Plan Effective Date
B.     NOL purchase for 2018 ends up being $70M and FE makes payments of $62M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FE pays $8M to FES on Plan Effective Date

•	If Plan Effective Date occurs after filing 2018 tax return, FE makes no payment upon filing return but pays $8M to FES on Plan Effective Date
C.    NOL purchase for 2018 ends up being $40M and FE makes payments of $62M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FE pays $4M to FES on Plan Effective Date (due to NOL Floor being in effect)

•	If Plan Effective Date occurs after filing 2018 tax return, FE makes no payment upon filing return but pays $4M to FES on Plan Effective Date (due to NOL Floor being in effect)

Scenario 2
A.     NOL purchase for 2018 ends up being $150M and FE makes payments of $20M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FE pays $88M to FES on Plan Effective Date and additional payment of $42M upon filing tax return

•	If Plan Effective Date occurs after filing 2018 tax return, FE makes $42M payment upon filing return and pays $88M to FES on Plan Effective Date
B.     NOL purchase for 2018 ends up being $70M and FE makes payments of $20M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FE pays $50M to FES on Plan Effective Date

•	If Plan Effective Date occurs after filing 2018 tax return, FE makes no payment upon filing return but pays $50M to FES on Plan Effective Date
C.    NOL purchase for 2018 ends up being $40M and FE makes payments of $20M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FE pays $46M to FES on Plan Effective Date (due to NOL Floor being in effect)

•	If Plan Effective Date occurs after filing 2018 tax return, FE makes no payment upon filing return but pays $46M to FES on Plan Effective Date (due to NOL Floor being in effect)

Scenario 3
A.     NOL purchase for 2018 ends up being $150M and FE makes payments of $90M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FE pays $60M to FES on Plan Effective Date

•	If Plan Effective Date occurs after filing 2018 tax return, FE makes no payment upon filing return and pays $60M to FES on Plan Effective Date
B.    NOL purchase for 2018 ends up being $70M and FE makes payments of $90M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FES pays $20M to FE on filing of tax return

•	If Plan Effective Date occurs after filing 2018 tax return, FES pays $20M to FEE on filing of tax return
C.    NOL purchase for 2018 ends up being $40M and FE makes payments of $90M in Q3/Q4

•	If Plan Effective Date occurs prior to filing 2018 tax return, FES pays $24M to FE on filing tax return

•	If Plan Effective Date occurs after filing 2018 tax return, FES pays $24M to FE on filing tax return